U.S. SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-1
(Post-Effective Amendment No. 3 to Form SB-2)
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Jumpkicks, Inc.
(Exact name of Registrant as specified in its charter)

DELAWARE	26-0690857
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)
Jumpkicks, Inc. 632 Marsh Creek Court. Henderson, NV 89002 800-886-0684	Corporation Service Company 2711 Centerville Road, Suite 400 Wilmington, Delaware 19808 (866) 403-5272
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)	(Address, including zip code, and telephone number, including area code, of agent for service of process)

Primary Standard Industrial Classification Code Number:	5990

Approximate date of commencement of proposed sale to the public:	As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on the Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box |X|

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.|__|

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.|__|

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.|__|

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.

Large accelerated filer |__|	Accelerated filer |__|	Non-accelerated filer |__|	Smaller reporting company |X|

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.

COPIES OF COMMUNICATIONS TO:
Cane Clark, LLP
3273 E. Warm Springs
Las Vegas, NV 89120
(702) 312-6255 Fax: (702) 944-7100

Explanatory Note

The Registrant files this post-effective amendment number three to its Registration Statement on Form SB-2 (No. 333-148922) as initially filed with the Securities and Exchange Commission on January 29, 2008. This amendment includes the audited financial statements for the fiscal year ended October 31, 2009, and the re-audited financial statements for the fiscal year ended October 31, 2008 both of which were filed with the Registrant’s Annual report on Form 10-K with the Securities and Exchange Commission on February 16, 2010. The Registrant’s SB-2 filing on January 29, 2008 contained financial statements for the period ended October 31, 2008 that were audited by the Registrant’s previous independent registered public account firm, Moore & Associates Chartered. This post-effective amendment contains re-audited financial statements for the fiscal year ended October 31, 2008 upon changing the Registrant’s independent registered public account firm in September 2009 to Silberstein Ungar, PLLC (formerly known as and known as at the time of the filing as Maddox Ungar Silberstein, PLLC).

  This amendment also includes the unaudited financials for the three months ended April 30, 2010 which were filed with the Registrant’s first quarter report on Form 10-Q/A with the Securities and Exchange Commission on June 29, 2010.

The Registrant is filing this amendment to its previous Registration Statement on Form SB-2 under the cover of Form S-1 pursuant to the compliance provisions in SEC Release No. 33-8876, which allows registrants that filed a registration statement under cover of Form SB-2 to amend such registration statements under cover of Form S-1.

The Registrant previously paid a registration fee of $0.53 in connection with the filing of the initial registration statement on Form SB-2 (No. 333-148922) filed with the Securities and Exchange Commission on January 29, 2008.

The information in this prospectus is not complete and may be changed.  The selling shareholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective.  The prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, Dated August 9 , 2010

PROSPECTUS
JUMPKICKS, INC.
860,000
COMMON STOCK

The selling shareholders named in this prospectus are offering up to 860,000 shares of common stock offered through this prospectus.  We will not receive any proceeds from this offering and have not made any arrangements for the sale of these securities.

	Offering Price	Underwriting Discounts and Commissions	Proceeds to Selling Shareholders
Per Share	$0.02	None	$0.02
Total	$17,200	None	$17,200

Our common stock is listed for quotation on the Financial Industry Regulatory Authority’s Over the Counter Bulletin Board (“OTCBB”) under the symbol “JKIK” but no market maker is making a market in our stock at present.  Because we have not had an active trading market for our common stock, however, we have set an offering price for these securities of $0.02 per share.  If our common stock becomes actively traded on the OCTBB, then the sale price to the public will vary according to prevailing market prices or privately negotiated prices by the selling shareholders. If our common stock becomes actively traded on the OTCBB, then the sale price to the public will vary according to prevailing market prices or privately negotiated prices by the selling shareholders.

The purchase of the securities offered through this prospectus involves a high degree of risk.  See section entitled “Risk Factors” starting on page 9.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The Date of This Prospectus is: August 9, 2010

SUMMARY	6
RISK FACTORS	8
RISKS ASSOCIATED WITH OUR FINANCIAL CONDITION	8
Because our auditor has issued a going concern opinion regarding our company, there is an increased risk associated with an investment in our company.	8
Because we have a limited operating history, it is difficult to evaluate your investment in our stock.	8
RISKS ASSOCIATED WITH OUR BUSINESS MODEL	9
Because we have not established the Jumpkicks brand name, and our products and name have little, if any, name recognition, we may be prevented from generating revenues which will reduce the value of your investment.	9
Because our prior domain name jumpkicks.com is no longer owned by us, a competitor may purchase that domain name and start a competing website.	9
Because we conduct our business through verbal agreements with consultants and arms-length third parties, there is a substantial risk that such persons may not be readily available to us and the implementation of our business plan could be impaired.	9
Because we do not have exclusive agreements with the third party manufacturers that will manufacture our products, we may be unable to effectively distribute our products or distribute them at all, which would adversely affect our reputation and materially reduce our revenues.	9
If we are unable to gauge trends and react to changing consumer preferences in a timely manner, our sales will decrease.	10
Because our business model includes forming business alliances with third party businesses, and there is no guarantee that we will be able to find such like-minded “Strategic Partners,” we may be unable to pursue our intended course of business, and our business may fail.	10
If we are unable to deliver our products on time to our consumers’ specifications, we could suffer lost sales.	10
If we are unable to successfully manage growth, our operations could be adversely affected.	10
If we are unable to succeed in marketing, making sales and maintaining a large enough customer base to support our business operations, we will be unable to achieve profitable operations, and our business may fail.	11
If new competitors enter the market and emulate our business model, our sales and profitability may be negatively materially impacted.	11
If we are unable to continually upgrade and expand our systems, our business will fail.	11
Because we are dependent on third parties, should those services be interrupted or become more costly, we may experience a material adverse effect on the acceptance of our brand and on our business, financial condition, and operating results.	12
Because we rely heavily upon third-party telecommunications providers, any disruption in that telecommunication will have adverse effects on our business operations.	12
If there are events or circumstances affecting the reliability and security of the Internet, access to our product and/or the ability to safeguard confidential information could be impaired causing a negative effect on the financial results of our business operations.	12
If we cannot develop or expand our site infrastructure reasonably, effectively, or in a timely manner, we may suffer a loss in business.	13
Because the industry is dependent upon general economic conditions and uncertainties, future developments could result in a material adverse effect on our business.	13

Because the e-commerce market is subject to cyclical variations, those variations may have a material adverse effect on our business.	13
If international events delay or prevent the delivery of products to our customers, we may be materially adversely affected, and our business may fail.	14
RISKS ASSOCIATED WITH MANAGEMENT AND CONTROL PERSONS	14
Because our management is inexperienced in operating martial arts supply Web Site, our business plan may fail.	14
Because our management has only agreed to provide their services on a part-time basis, they may not be able or willing to devote a sufficient amount of time to our business operations, causing our business to fail.	14
If we are unable to hire and retain key personnel, we may not be able to implement our business plan.	15
Because our president, Mr. Richard Douglas, owns 92.08% of our outstanding common stock, investors may find that corporate decisions influenced by Mr. Douglas are inconsistent with the best interests of other stockholders.	15
RISKS RELATED TO LEGAL UNCERTAINTY	15
If our products are found to cause injury, have defects, or fail to meet industry standards, we will incur substantial litigation, judgment, product liability, and product recall costs, which will increase our losses and negatively affect our brand name reputation and product sales.	15
Even though we are not manufacturing the products ourselves, if any of the products we sell infringe on the intellectual property rights of others, we may find ourselves involved in costly litigation, which will negatively affect the financial results of our business operations.	16
If we are not granted full protection for property rights over our name and trademark, we may have difficulty safeguarding our name or the public’s identification of our brand resulting in a potential loss of any competitive advantage.	16
New legislation, including the Sarbanes-Oxley Act of 2002, may make it more difficult for us to retain or attract officers and directors.	17
RISKS RELATED TO OUR SECURITIES	17
If a market for our common stock does not develop, shareholders may be unable to sell their shares.	17
If the selling shareholders sell a large number of shares all at once or in blocks, the market price of our shares would most likely decline.	17
If we issue shares of preferred stock with superior rights than the common stock registered in this prospectus, it could result in the decrease the value of our common stock and delay or prevent a change in control of us.	17
If our common stock is quoted on the over-the-counter bulletin board or traded and a public market for our common stock develops, short selling could increase the volatility of our stock price.	18
Because we do not expect to pay dividends for the foreseeable future, investors seeking cash dividends should not purchase our common stock.	18
Because we will be subject to the “Penny Stock” rules once our shares are quoted on the over-the-counter bulletin board, the level of trading activity in our stock may be reduced.	18
If our shares are quoted on the over-the-counter bulletin board, we will be required to remain current in our filings with the SEC and our securities will not be eligible for quotation if we are not current in our filings with the SEC.	18
FORWARD-LOOKING STATEMENTS	19
USE OF PROCEEDS	19
DETERMINATION OF OFFERING PRICE	19
DILUTION	19
SELLING SHAREHOLDERS	20
PLAN OF DISTRIBUTION	23
LEGAL PROCEEDINGS	24
DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS	24
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	26
DESCRIPTION OF SECURITIES	26
INTERESTS OF NAMED EXPERTS AND COUNSEL	30
DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES	30
ORGANIZATION WITHIN THE LAST FIVE YEARS	30
DESCRIPTION OF BUSINESS	31
DESCRIPTION OF PROPERTY	35
PLAN OF OPERATION	35
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	40
MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS	40
EXECUTIVE COMPENSATION	42
FINANCIAL STATEMENTS	45
CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS	46
AVAILABLE INFORMATION	46

Summary

We were incorporated as Jumpkicks, Inc. (“Jumpkicks”) in the State of Delaware on August 3, 2007. We are engaged in the business of online retailing. Specifically, we have purchased and are developing a martial arts Internet Site, (the “Site”). The Site can be accessed via the following URL domain addresses: www.jumpkicks.net, www.jumpkicks.org, www.jumpkicks.us, and www.jumpkicks.info. Through the Site, we provide content of interest to martial artists and sell products, such as uniforms, t-shirts, protective equipment, mats, and other equipment and accessories of interest to martial arts practitioners and instructors.

We draw martial arts students and practitioners to our site by positioning ourselves as a source of martial arts knowledge. We anticipate that a certain percentage of visitors to our Site will become retail customers, purchasing the equipment we display in our online catalog. We currently offer discounted retail pricing to individual martial arts practitioners and students. In the future, we intend to provide equipment to instructors, studio owners, and others who are in the business of retailing martial arts equipment.

We are a development stage company and have not generated significant sales to date. As of April 30, 2010, we had $261 in current assets and current liabilities in the amount of $44,034. Accordingly, we had a working capital deficit as of April 30, 2010 of $43,773. Since our inception through April 30, 2010, we have incurred a net loss of $68,058.

We currently have negative liquidity, and have not completed our efforts to establish a stabilized source of revenues sufficient to cover operating costs over an extended period of time, which according to our auditors, raises substantial doubt about our ability to continue as a going concern. Management anticipates that we will be dependent, for the near future, on additional investment capital to fund operating expenses. We intend to position ourselves so that we may be able to raise additional funds through the capital markets. In light of management’s efforts, our auditors have expressed doubt that we will be successful in this or any of our endeavors or become financially viable and continue as a going concern.

Our offices are located at 632 Marsh Creek Court, Henderson, Nevada 89002, and our telephone number is (800) 886-0684. Information contained on our Web Site is not part of this registration statement.

The Offering

Securities Being Offered	Up to 860,000 shares of our common stock, which includes all issued and outstanding shares with the exception of those held by our President, CEO and director, Mr. Richard Douglas.
Offering Price
The offering price of the common stock is $0.02 per share. We are quoted on the OTCBB under the symbol “JKIK” but do not currently have an active trading market and no market maker is making a market in our stock.  If our common stock becomes so traded and a market for the stock develops, the actual price of stock will be determined by prevailing market prices at the time of sale or by private transactions negotiated by the selling shareholders.  The offering price would thus be determined by market factors and the independent decisions of the selling shareholders.

Minimum Number of Shares To Be Sold in This Offering	None

Securities Issued and to be Issued
10,860,000 shares of our common stock are issued and outstanding as of the date of this prospectus. Our President, CEO and director, Mr. Richard Douglas, owns 92.38% of the common shares of our company and therefore has substantial control.  All of the common stock to be sold under this prospectus will be sold by existing shareholders.  There will be no increase in our issued and outstanding shares as a result of this offering.

Use of Proceeds	We will not receive any proceeds from the sale of the common stock by the selling shareholders.

Summary Financial Information
Balance Sheet Data	As of April 30, 2010 (Unaudited)	As of October 31, 2009 (Audited)	As of October 31, 2008 (Audited)
Cash	$111	$282	$3,370
Total Assets	$3,176	$3,953	$8,103
Liabilities	$44,034	$20,426	$7,456
Total Stockholders’ Deficit and Equity	$40,858 (Deficit)	$16,293 (Deficit)	$557 (Equity)

Statement of Operations	For the Quarter Ended April 30 , 2010 (Unaudited)	For the Year Ended October 31, 2009 (Audited)	For the Year Ended October 31, 2008 (Audited)
Revenue	$0	$1,015	$140
Loss for the Period	$23,827	$16,850	$22,876

Risk Factors

Readers should carefully consider the risks and uncertainties described below before deciding whether to invest in shares of our common stock.

Our failure to successfully address the risks and uncertainties described below would have a material adverse effect on our business, financial condition and/or results of operations, and the trading price of our common stock may decline and investors may lose all or part of their investment. We cannot assure you that we will successfully address these risks or other unknown risks that may affect our business.

Risks Associated with Our Financial Condition

Because our auditor has issued a going concern opinion regarding our company, there is an increased risk associated with an investment in our company.

We have earned $1,226 of revenue since our inception, which makes it difficult to evaluate whether we will operate profitably.  Operating expenses for the period from August 3, 2007 (date of inception) to April 30, 2010, totaled $67,788.   We have not attained profitable operations and are dependent upon obtaining financing or generating revenue from operations to continue operations for the next twelve months. As of April 30, 2010, we had $111 in cash. Our future is dependent upon our ability to obtain financing or upon future profitable operations.  We reserve the right to seek additional funds through private placements of our common stock and/or through debt financing. Our ability to raise additional financing is unknown. We do not have any formal commitments or arrangements for the advancement or loan of funds. For these reasons, our auditors stated in their report that they have substantial doubt we will be able to continue as a going concern. As a result, there is an increased risk that you could lose the entire amount of your investment in our company.

Because we have a limited operating history, it is difficult to evaluate your investment in our stock.

Your evaluation of our business will be difficult because we have a limited operating history.  We are in the development stage of our business and only offer a limited number of products. To date, revenues are not substantial enough to maintain us without additional capital injection if we determine to pursue a growth strategy before significant revenues are generated. We face a number of risks encountered by early-stage companies, including our need to develop infrastructure to support growth and expansion; our need to obtain long-term sources of financing; our need to establish our marketing, sales and support organizations; and our need to manage expanding operations.  Our business strategy may not be successful, and we may not successfully address these risks.  If we are unable to sustain profitable operations, investors may lose their entire investment in us.

Risks Associated with Our Business Model

Because we have not established the Jumpkicks brand name, and our products and name have little, if any, name recognition, we may be prevented from generating revenues which will reduce the value of your investment.

Because we have a limited operating history and we have not conducted advertising, there is little or no recognition of our Jumpkicks brand name. As a result, consumers may purchase products other than ours that have brand recognition in the market and we may be unable to generate sufficient revenues to meet our expenses or meet our business plan objectives, which will reduce the value of your investment.

Because our prior domain name jumpkicks.com is no longer owned by us, a competitor may purchase that domain name and start a competing website.

Because we do not currently own or possess the right to our prior domain name, jumpkicks.com, this domain name is potentially available for purchase and/or use.  If this domain name were acquired by a competitor, then given 1) its similarity to our current domain names and 2) its past use by us, there is a significant likelihood that the use of jumpkicks.com by a competitor would divert users from our Site.  Such a diversion would likely result in a decrease of use of our Site and a corresponding loss of revenue.

Because we conduct our business through verbal agreements with consultants and arms-length third parties, there is a substantial risk that such persons may not be readily available to us and the implementation of our business plan could be impaired.

Although we plan to pursue written agreements with our suppliers and manufacturers to provide goods to us at their respective and customary rates upon request, we currently have a written agreement in place with only one supplier. Each of these functions requires the services of persons in high demand and these persons may not always be available. The implementation of our business plan and ability to services our customers may be impaired if we are not able to secure written agreements with additional suppliers, or the parties with whom we have verbal agreements do not perform in accordance with our verbal agreements. In addition, it may be difficult to enforce a verbal agreement in the event that any of these parties fail to perform.

Because we do not have exclusive agreements with the third party manufacturers that will manufacture our products, we may be unable to effectively distribute our products or distribute them at all, which would adversely affect our reputation and materially reduce our revenues.

We do not own or operate any manufacturing facilities. We plan to pursue written agreements with the third party manufacturers of the products we sell which are shipped directly from the supplier in our proprietary packaging. If we lose the services of our third party manufacturers and suppliers, we may be unable to secure the services of replacement manufacturers and suppliers. In addition, because we do not have written agreements with all of these manufacturers and suppliers, they could refuse to supply some or all of our products, reduce the number of products that they supply or change the terms and prices under which they normally supply our products. The occurrence of any such conditions will have a materially negative effect upon our reputation and our ability to distribute our products, which will cause a material reduction in our revenues.

If we are unable to gauge trends and react to changing consumer preferences in a timely manner, our sales will decrease.

We believe our success depends in substantial part on our ability to offer products and designs that reflect current needs and anticipate, gauge and react to changing consumer demands in a timely manner.  Our business is vulnerable to changes in consumer preferences.  We will attempt to reduce the risks of changing demands and product acceptance in part by devoting a portion of our available products and designs to standard products that are not significantly modified from year to year. Nevertheless, if we misjudge consumer needs for our products, our ability to generate sales could be impaired resulting in the failure of our business.  There are no assurances that our future products will be successful, and in that regard, any unsuccessful products could also adversely affect our business.

Because our business model includes forming business alliances with third party businesses, and there is no guarantee that we will be able to find such like-minded “Strategic Partners,” we may be unable to pursue our intended course of business, and our business may fail.

Our business model relies on us functioning in tandem with one or more martial arts studios or companies (our “Strategic Partners”) that will add value, content and increased traffic to our own site. To date, we have not found such a Strategic Partner, and there is no guarantee that we will be able to identify one or that any potential Strategic Partner would be amendable to participating with us in pursuing our existing business model.

In the event that we are unable to secure a viable Strategic Partner, we will be forced to drive traffic to our own website by employing the standard industry practice of pay-per-click advertising via search engines like Google, Yahoo, MSN and Ask.com. Failure to secure a Strategic Partner will, therefore, have a negative material impact on our operating costs.

If we are unable to deliver our products on time to our consumers’ specifications, we could suffer lost sales.

The success of our business depends on our ability to deliver our products to our consumers’ specifications in a timely manner.  However, we are dependent third party manufacturers and suppliers to produce and deliver products to our customers.  Disruptions in the manufacturing process could delay the timely receipt of merchandise, which could result in cancelled sales.

If we are unable to successfully manage growth, our operations could be adversely affected.

Our progress is expected to require the full utilization of our management, financial and other resources, which to date has occurred with limited working capital. Our ability to manage growth effectively will depend on our ability to improve and expand operations, including our financial and management information systems, and to recruit, train and manage sales personnel. There can be no absolute assurance that management will be able to manage growth effectively.

If we are unable to succeed in marketing, making sales and maintaining a large enough customer base to support our business operations, we will be unable to achieve profitable operations, and our business may fail.

If we are unable to succeed in marketing, making sales and maintaining a large enough customer base to support our business operations, we will be unable to achieve profitable operations. Any time new products are introduced into a market, there is a substantial risk that sales will not meet expectations or even cover the cost of operations. General market conditions are unpredictable, and sales might be slow or even non-existent, and/or the products might not fit the needs of our target market sufficiently to induce sales. While we anticipate the ability to sell products on our Site, there is no way to predict the volume of product sales that will occur or even if sales will be sufficient to support our future operations. Numerous factors beyond our control may affect the marketability of the products offered. These factors include, but are not limited to, consumer demand and emerging competition. The exact effect of these factors can not be accurately predicted, but it is possible they may result in our not receiving an adequate return on our invested capital.

If new competitors enter the market and emulate our business model, our sales and profitability may be negatively materially impacted.

The Internet is a highly competitive arena with competition continually increasing. There is no assurance that there will not be future competition from other companies that could potentially enter the market and try to emulate our business model. This could result in a decrease in revenue, reduced operating margins and a loss of market share for us at a later date. To remain competitive in both revenue and access to resources and capital, we may be required to make substantial investments in our advertising, distribution network, and sales and marketing activities. In addition, in the event that competitors enter the marketplace, we might face pressure from competitors on the sales prices of our products, as well as from potential customers. As a result of any of these factors, there could be a material adverse effect on our sales and profitability.

If we are unable to continually upgrade and expand our systems, our business will fail.

If we are unable to continually upgrade and expand our systems in order to keep up with the technological change within our industry, we will not be able to compete within our industry and our business will fail. The Internet market is characterized by rapidly changing technologies, evolving industry standards, changing customer needs, and frequent new product and service introductions. Our future success will depend, in part, on our ability to change and evolve, to use technologies effectively, to further expand our product lines, and to potentially develop new services to meet changing customer needs on a timely and cost-effective basis. There can be no assurance that we will be successful in this change and evolution on a timely basis. Although we intend to support emerging standards in the Internet marketplace, there can be no assurance that industry standards will be established or, if they become established, that we will be able to conform to these new standards in a timely fashion and maintain a competitive position in the market.

Because we are dependent on third parties, should those services be interrupted or become more costly, we may experience a material adverse effect on the acceptance of our brand and on our business, financial condition, and operating results.

Because we are dependent on third parties, especially product manufacturers and distributors, we face potential losses if any of these products are interrupted or become more costly. Our operations and services are dependent on the protections of our equipment from fire, earthquakes, power loss, telecommunications failures and similar events. A significant portion of our equipment, including all critical “server” equipment dedicated to our Internet Web Portal site, will be located at a single facility operated by an independent third-party. Despite precautions taken by us and our third-party “server park” operator, the occurrence of a natural disaster or other unanticipated problems at our corporate offices or those of the server park operator, could cause interruptions in our services. We will be relying upon our server park operator to provide redundant or backup equipment and telecommunications facilities. Any accident, incident or system failure that causes interruptions in our operations could have a material adverse affect on our ability to provide Internet services to our customers. Extensive or multiple interruptions in providing customers with site access are a known primary reason for customer decisions to abandon the use of Internet sites/services. Accordingly, any disruption of our services due to system failures could have a material adverse affect on our business, financial condition and results of operations. Additionally, any failure on the part of our Strategic Partners, upon whom we may rely to drive traffic to our Site, will reflect poorly upon our brand and result in reduced traffic to our Site and, therefore, reduced revenue.

Because we rely heavily upon third-party telecommunications providers, any disruption in that telecommunication will have adverse effects on our business operations.

If telecommunications providers lose service to their customers, our customers will not be able to access our service. We will be relying on our web hosting company, 1and1.com, one of the world’s largest web hosts to provide the telecommunications links for our customers to access our web site. In the Internet marketplace it is not unusual for telecommunications providers to lose service in a market area, although these problems are usually cured within 24 hours. Any accident, incident, system failure or discontinuance of operations involving a third-party telecommunications provider that causes our members or visitors to be unable to access our site could have a material adverse affect on our ability to provide services to our customers and, in turn, on our business, financial condition, and results of operations.

If there are events or circumstances affecting the reliability and security of the Internet, access to our product and/or the ability to safeguard confidential information could be impaired causing a negative effect on the financial results of our business operations.

Despite the implementation of security measures, our web site infrastructure may be vulnerable to computer viruses, hacking or similar disruptive problems caused by members, other Internet users, other connected Internet sites, and the interconnecting telecommunications networks. Such problems caused by third-parties could lead to interruptions, delays or cessation of service to our customers. Inappropriate use of the Internet by third-parties could also potentially jeopardize the security of confidential information stored in our computer system, which may deter individuals from becoming customers. Such inappropriate use of the Internet includes attempting to gain unauthorized access to information or systems, which is commonly known as “cracking” or “hacking.” Although we intend to implement security measures, such measures have been circumvented in the past, and there can be no assurance that any measures we implement would not be circumvented in future. Dealing with problems caused by computer viruses or other inappropriate uses or security breaches may require interruptions, delays or cessation of service to our customers, which could have a material adverse affect on our business, financial condition and results of operations.

If we cannot develop or expand our site infrastructure reasonably, effectively, or in a timely manner, we may suffer a loss in business.

The future success of our business will depend to a large extent on the capacity, reliability and security of our Site infrastructure. As consumer visitation increases, we will be required to expand and adapt our Site infrastructure. Such expansion and adaptation will require substantial financial, operational and management resources. It is our goal to raise sufficient funds or generate sufficient revenue so that we will have the necessary funds for capital expenditures on Site software and hardware infrastructure during the next twelve months. In the event that we grow very rapidly, there can be no assurance that we will be able to keep up or expand or adapt our Site infrastructure to meet evolving consumer demand on a timely basis and at a commercially reasonable cost, or at all. If we are unable to expand and adapt our Site infrastructure to accommodate visitors to our Site, customers could stop using our service, resulting in a loss of business.

Because the industry is dependent upon general economic conditions and uncertainties, future developments could result in a material adverse effect on our business.

US trade & industry is subject to economic changes and periodical fluctuations. Prolonged declines in the economy and/or a recession could have a material adverse effect on our business. The national economy is affected by numerous factors and conditions, all of which are beyond our control, including (a) Interest rates; (b) Inflation; (c) Employment levels; (d) Changes in disposable income; (e) Financing availability; (f) Federal and state income tax policies; and (g) Consumer confidence.

Because the e-commerce market is subject to cyclical variations, those variations may have a material adverse effect on our business.

We will be subject to cyclical variations in the e-commerce market. Internet usage, and in turn e-commerce, slows down in the summer months. We and other online retailers rely on the expenditure of discretionary income for most, if not all, sales. Economic downturns, whether real or perceived, in economic conditions or prospects could adversely affect consumer spending habits and, therefore, have a material adverse effect on our revenue, cash flow and results of operations. Alternatively, any improvement, whether real or perceived, in economic conditions or prospects could adversely impact our ability to acquire merchandise and, therefore, have a material adverse effect on our business, prospects, financial condition and results of operations, as our available supply of merchandise may be negatively impacted by increased competition.

If international events delay or prevent the delivery of products to our customers, we may be materially adversely affected, and our business may fail.

A portion of the merchandise we will be selling is made outside of the United States. As a result, any event causing a disruption of imports, including the imposition of import restrictions or trade restrictions in the form of tariffs, “antidumping” duties, port security or other events that could slow port activities, acts of war, terrorism or diseases, could increase the cost and reduce the supply of products available to us, which could, in turn, negatively affect our sales and profitability. In addition, over the past few years, port-labor issues, rail congestion, and trucking shortages have had an impact on all direct importers. Although in most instances the merchandiser will deliver the product directly to the purchaser, as the retailer we may be held accountable. Although we attempt to anticipate and manage such situations, both our sales and profitability could be adversely impacted by any such development in the future.
Additional risks to which we are subject by virtue of conducting our business across national boundaries, many of which are outside of our control, include the following:

•	Economic recession
•	Currency exchange rate and interest rate fluctuations
•	Changes in governmental policy, including those relating to taxation
•	International military, political, diplomatic, and terrorist incidents
•	Government instability
•	Nationalization of foreign assets; and
•	Tariffs and governmental trade policies

We cannot ensure that one or more of these factors will not negatively affect our international segment and, as a result, our business and financial performance.

Risks Associated with Management and Control Persons

Because our management has only limited experience in operating a martial arts supply Web Site, our business plan may fail.

Our management did not have any specific training in running a martial arts supply Web Site prior to founding the Site. With no direct training and only limited experience in this area, our management may not be fully aware of many of the specific requirements related to working within this industry. As a result, our management may lack certain skills that are advantageous in managing our company. Consequently, our operations, earnings, and ultimate financial success could suffer irreparable harm due to management’s lack of experience in this industry.

Because our management has only agreed to provide their services on a part-time basis, they may not be able or willing to devote a sufficient amount of time to our business operations, causing our business to fail.

Mr. Douglas, our president and CEO, devotes 10 to 15 hours per week to our business affairs. We do not have an employment agreement with Mr. Douglas, nor do we maintain key life insurance for him. Currently, we do not have any full or part-time employees.  If the demands of our business require the full business time of our management, it is possible that they may not be able to devote sufficient time to the management of our business, as and when needed.  If our management is unable to devote a sufficient amount of time to manage our operations, our business will fail.

If we are unable to hire and retain key personnel, we may not be able to implement our business plan.

Due to the specified nature of our business, having certain key personnel is essential to the development and marketing of the products we plan to sell and thus to the entire business itself. Consequently, the loss of any of those individuals may have a substantial effect on our future success or failure. We may have to recruit qualified personnel with competitive compensation packages, equity participation, and other benefits that may affect the working capital available for our operations. Management may have to seek to obtain outside independent professionals to assist them in assessing the merits and risks of any business proposals as well as assisting in the development and operation of many company projects. No assurance can be given that we will be able to obtain such needed assistance on terms acceptable to us. Our failure to attract additional qualified employees or to retain the services of key personnel could have a material adverse effect on our operating results and financial condition.

Because our president, Mr. Richard Douglas, owns 92.08% of our outstanding common stock, investors may find that corporate decisions influenced by Mr. Douglas are inconsistent with the best interests of other stockholders.

Mr. Douglas is our president, chief executive officer and our sole director. He owns approximately 92.08% of the outstanding shares of our common stock. Accordingly, he will have an overwhelming influence in determining the outcome of all corporate transactions or other matters, including mergers, consolidations and the sale of all or substantially all of our assets, and also the power to prevent or cause a change in control. While we have no current plans with regard to any merger, consolidation or sale of substantially all of our assets, the interests of Mr. Douglas may still differ from the interests of the other stockholders.

Risks Related to Legal Uncertainty

If our products are found to cause injury, have defects, or fail to meet industry standards, we will incur substantial litigation, judgment, product liability, and product recall costs, which will increase our losses and negatively affect our brand name reputation and product sales.

Because our products are intended for use in a high-risk activity, we may be subject to liability for any accidents or injury that may occur in connection with the use of these products or due to claims of defective design, integrity or durability of the products. We do not currently maintain liability insurance coverage for such claims. If we are unable to obtain such insurance, product liability claims could adversely affect our brand name reputation, revenues and ultimately lead to losses. In addition, product defects could result in product recalls and warranty claims. A product recall could delay or halt the sale of our products until we are able to remedy the product defects. The occurrence of any claims, judgments, or product recalls will negatively affect our brand name image and product sales, as well as lead to additional costs.

Even though we are not manufacturing the products ourselves, if any of the products we sell infringe on the intellectual property rights of others, we may find ourselves involved in costly litigation, which will negatively affect the financial results of our business operations.

Although we have not received notices of any alleged infringement by our suppliers, we cannot be certain that the products they manufacture do not infringe on issued trademarks and/or copyright rights of others. We may be subject to legal proceedings and claims from time to time in our ordinary course of business arising out of intellectual property rights of others. These legal proceedings can be very costly, and thus can negatively affect the results of our operations.

If we are not granted full protection for property rights over our name and trademark, we may have difficulty safeguarding our name or the public’s identification of our brand resulting in a potential loss of any competitive advantage.

Our success will depend, in part, on our ability to obtain and enforce intellectual property rights over our name and trademark in both the United States and other countries. To date, we have not obtained any trademark or trade name registrations.  We currently own the URL rights to the four domain names we use in our business, www.jumpkicks.net, www.jumpkicks.org, www.jumpkicks.us, and www.jumpkicks.info. There can be no assurance that the steps we intend to take to protect our rights will be adequate, that we will be able to secure protections or registrations for our rights or marks in the United States or in foreign countries or that third parties will not infringe upon our territorial rights or misappropriate our copyrights, trademarks, service marks, domain name and similar proprietary rights. In addition, effective copyright and trademark protection may be unenforceable or limited in certain foreign countries. It is possible that our competitors or others will adopt product or service names similar to ours, thereby impeding our ability to build brand identity which could possibly lead to customer confusion. Our inability to protect our marks adequately could have a material adverse effect on the acceptance of our brand and on our business, financial condition and operating results. In the future, litigation may be necessary to enforce and protect our territorial distribution rights, our trade secrets, copyrights and other intellectual property rights. Litigation would divert management resources and be expensive and may not effectively protect our intellectual property. We may be subject to litigation for claims of infringement of the rights of others or to determine the scope and validity of the territorial and/or intellectual property rights of others. If other parties file applications for marks used or registered by us, we may have to oppose those applications and participate in administrative proceedings to determine priority of rights to the mark, which could result in substantial costs to us due to the diversion of management’s attention and the expense of such litigation, even if the eventual outcome is favorable to us. Adverse determinations in such litigation could result in the loss of certain of our proprietary rights, subject us to significant liabilities, and require us to seek licenses from third parties or prevent us from selling our products and services. Any of these results could have a material adverse effect on the acceptance of our brand and on our business, financial condition and operating results.

New legislation, including the Sarbanes-Oxley Act of 2002, may make it more difficult for us to retain or attract officers and directors.

The Sarbanes-Oxley Act of 2002 was enacted in response to public concerns regarding corporate accountability in connection with recent accounting scandals. The stated goals of the Sarbanes-Oxley Act are to increase corporate responsibility, to provide for enhanced penalties for accounting and auditing improprieties at publicly traded companies, and to protect investors by improving the accuracy and reliability of corporate disclosures pursuant to the securities laws. The Sarbanes-Oxley Act generally applies to all companies that file or are required to file periodic reports with the SEC, under the Securities Exchange Act of 1934. Upon becoming a public company, we will be required to comply with the Sarbanes-Oxley Act. The enactment of the Sarbanes-Oxley Act of 2002 has resulted in a series of rules and regulations by the SEC that increase responsibilities and liabilities of directors and executive officers. The perceived increased personal risk associated with these recent changes may deter qualified individuals from accepting these roles. As a result, it may be more difficult for us to attract and retain qualified persons to serve on our board of directors or as executive officers. We continue to evaluate and monitor developments with respect to these rules, and we cannot predict or estimate the amount of additional costs we may incur or the timing of such costs.

Risks Related to Our Securities

If a market for our common stock does not develop, shareholders may be unable to sell their shares.

We are listed for quotation on the OTCBB under the symbol “JKIK” but do not currently have an active trading market and no market maker is making a market in our stock. If a public market for our common stock does not develop, investors may not be able to re-sell the shares of our common stock that they have purchased and may lose all of their investment.

If the selling shareholders sell a large number of shares all at once or in blocks, the market price of our shares would most likely decline.

The selling shareholders are offering 860,000 shares of our common stock through this prospectus. The outstanding shares of common stock covered by this prospectus represent approximately 7.92% of the common shares outstanding as of the date of this prospectus. Should a market develop, shares sold at a price below the current market price at which the common stock is trading will cause that market price to decline. Moreover, the offer or sale of a large number of shares at any price may cause the market price to fall.

If we issue shares of preferred stock with superior rights than the common stock registered in this prospectus, it could result in the decrease the value of our common stock and delay or prevent a change in control of us.

Our board of directors is authorized to issue up to 10,000,000 shares of preferred stock. Our board of directors has the power to establish the dividend rates, liquidation preferences, voting rights, redemption and conversion terms and privileges with respect to any series of preferred stock. The issuance of any shares of preferred stock having rights superior to those of the common stock may result in a decrease in the value or market price of the common stock. Holders of preferred stock may have the right to receive dividends, certain preferences in liquidation and conversion rights. The issuance of preferred stock could, under certain circumstances, have the effect of delaying, deferring or preventing a change in control of us without further vote or action by the stockholders and may adversely affect the voting and other rights of the holders of common stock.

If a public market for our common stock develops, short selling could increase the volatility of our stock price.

Short selling occurs when a person sells shares of stock which the person does not yet own and promises to buy stock in the future to cover the sale. The general objective of the person selling the shares short is to make a profit by buying the shares later, at a lower price, to cover the sale. Significant amounts of short selling, or the perception that a significant amount of short sales could occur, could depress the market price of our common stock. In contrast, purchases to cover a short position may have the effect of preventing or retarding a decline in the market price of our common stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of our common stock. As a result, the price of our common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on over-the-counter bulletin board or any other available markets or exchanges. Such short selling if it were to occur could impact the value of our stock in an extreme and volatile manner to the detriment of our shareholders.

Because we do not expect to pay dividends for the foreseeable future, investors seeking cash dividends should not purchase our common stock.

We have never declared or paid any cash dividends on our common stock. We currently intend to retain future earnings, if any, to finance the expansion of our business. As a result, we do not anticipate paying any cash dividends in the foreseeable future. Our payment of any future dividends will be at the discretion of our board of directors after taking into account various factors, including but not limited to our financial condition, operating results, cash needs, growth plans and the terms of any credit agreements that we may be a party to at the time. Accordingly, investors must rely on sales of their own common stock after price appreciation, which may never occur, as the only way to realize their investment. Investors seeking cash dividends should not purchase our common stock.

Because we will be subject to the “Penny Stock” rules once our shares are quoted on the over-the-counter bulletin board, the level of trading activity in our stock may be reduced.

Broker-dealer practices in connection with transactions in “penny stocks” are regulated by penny stock rules adopted by the Securities and Exchange Commission. Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on some national securities exchanges or quoted on Nasdaq). The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and, if the broker-dealer is the sole market maker, the broker-dealer must disclose this fact and the broker-dealer’s presumed control over the market, and monthly account statements showing the market value of each penny stock held in the customer’s account. In addition, broker-dealers who sell these securities to persons other than established customers and “accredited investors” must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. Consequently, these requirements may have the effect of reducing the level of trading activity, if any, in the secondary market for a security subject to the penny stock rules, and investors in our common stock may find it difficult to sell their shares.

If our shares are quoted on the over-the-counter bulletin board, we will be required to remain current in our filings with the SEC and our securities will not be eligible for quotation if we are not current in our filings with the SEC.

In the event that our shares are quoted on the over-the-counter bulletin board, we will be required order to remain current in our filings with the SEC in order for shares of our common stock to be eligible for quotation on the over-the-counter bulletin board. In the event that we become delinquent in our required filings with the SEC, quotation of our common stock will be terminated following a 30 day grace period if we do not make our required filing during that time. If our shares are not eligible for quotation on the over-the-counter bulletin board, investors in our common stock may find it difficult to sell their shares.

Forward-Looking Statements

This prospectus contains forward-looking statements that involve risks and uncertainties.  We use words such as anticipate, believe, plan, expect, future, intend and similar expressions to identify such forward-looking statements.  The actual results could differ materially from our forward-looking statements.  Our actual results are most likely to differ materially from those anticipated in these forward-looking statements for many reasons, including the risks faced by us described in this Risk Factors section and elsewhere in this prospectus.

Use of Proceeds

We will not receive any proceeds from the sale of the common stock offered through this prospectus by the selling shareholders.

Determination of Offering Price

The $0.02 per share offering price of our common stock was arbitrarily chosen using the last sales price of our stock from our most recent private offering of common stock. There is no relationship between this price and our assets, earnings, book value or any other objective criteria of value.
We are listed for quotation on the OTCBB under the symbol “JKIK” but do not currently have an active trading market and no market maker is presently making a market in our stock.  If our common stock becomes so traded and a market for the stock develops, the actual price of stock will be determined by prevailing market prices at the time of sale or by private transactions negotiated by the selling shareholders.  The offering price would thus be determined by market factors and the independent decisions of the selling shareholders.

Dilution

The common stock to be sold by the selling shareholders is common stock that is currently issued and outstanding.  Accordingly, there will be no dilution to our existing shareholders.

Selling Shareholders

The selling shareholders named in this prospectus are offering all of the 860,000 shares of common stock offered through this prospectus. These shares were acquired from us in an offering that was exempt from Registration under Rule 504 of Regulation D of the Securities Act of 1933, as amended, and completed on October 31, 2007.

The following table provides information regarding the beneficial ownership of our common stock held by each of the selling shareholders as of August 9 , 2010, including:

1.	the number of shares owned by each prior to this offering;
2.	the total number of shares that are to be offered by each;
3.	the total number of shares that will be owned by each upon completion of the offering;
4.	the percentage owned by each upon completion of the offering; and
5.	the identity of the beneficial holder of any entity that owns the shares.

The named parties beneficially own and have sole voting and investment power over all shares or rights to the shares, unless otherwise shown in the table.  The numbers in this table assume that none of the selling shareholders sells shares of common stock not being offered in this prospectus or purchases additional shares of common stock, and assumes that all shares offered are sold.  The percentages are based on 10,860,000 shares of common stock outstanding on August 9, 2010.

Name and Address of Selling Shareholder	Shares Owned Prior to This Offering	Total Number of Shares to be Offered for Selling Shareholder Account	Total Shares to be Owned Upon Completion of this Offering	Percent Owned Upon Completion of this Offering
Alice Corney 4012 S Rainbow Blvd #K548 Las Vegas, NV 89103	50,000	50,000	0	0.00%
Anna Chapter 943 Centaur Avenue Las Vegas, NV 89123	50,000	50,000	0	0.00%
Andrea Mackay 7912 Horse Bridle St. Las Vegas, NV 89131	50,000	50,000	0	0.00%
Greg Mackay 7912 Horse Bridle St. Las Vegas, NV 89131	50,000	50,000	0	0.00%

Edward Klokman III 2038 Palm St., #429 Las Vegas, NV 8014	5,000	5,000	0	0.00%
Lindsey Chapter 7128 Abbeyville Dr. Las Vegas, NV 89119	5,000	5,000	0	0.00%
Tyler Mackay 920 South 25th East, #7C Cedar City, UT 84720	50,000	50,000	0	0.00%
Howard Hotchkiss 5953 Spanish Mustang Court Las Vegas, NV 89127	25,000	25,000	0	0.00%
Sharon A. Hepburn-Hotchkiss 5953 Spanish Mustang Court Las Vegas, NV 89127	25,000	25,000	0	0.00%
Melissa Parsons 7963 Gilespie Las Vegas, NV 89123	15,000	15,000	0	0.00%
Eden Bejarano 2410 Old Forge Lane, #105 Las Vegas, NV 89121	5,000	5,000	0	0.00%
Brandon Bejarano 2410 Old Forge Lane, #105 Las Vegas, NV 89121	5,000	5,000	0	0.00%
Tena Marie Houser 1591 E. Desert Inn Las Vegas, NV 89169	12,500	12,500	0	0.00%
Richard Webber 1591 E. Desert Inn Las Vegas, NV 89169	12,500	12,500	0	0.00%
Emilie L. Chapter PO Box 14876 Reno, NV 89507	5,000	5,000	0	0.00%
Shawn Adair 5188 Sandstone Dr. Las Vegas, NV 89142	12,500	12,500	0	0.00%
Shari Adair 5188 Sandstone Dr. Las Vegas, NV 89142	12,500	12,500	0	0.00%
Tawnya Gregoire 1209 Highbury Grove St. Henderson, NV 89002	5,000	5,000	0	0.00%
Tom and Linda Chapter 1556 Crystal Shadows Circle Las Vegas, NV 89119	10,000	10,000	0	0.00%

John D. Cox 8132 Southern Comfort Ave Las Vegas, NV 89131	50,000	50,000	0	0.00%
Dawn Eubanks 1304 Seal Beach Drive Las Vegas, NV 89108	100,000	100,000	0	0.00%
Garry Todd Eubanks 5242 Acacia Grove St. North Las Vegas, NV 89031	50,000	50,000	0	0.00%
Dustin Eubanks 5242 Acacia Grove St. North Las Vegas, NV 89031	50,000	50,000	0	0.00%
Crystal Cox 1304 Seal Beach Drive Las Vegas, NV 89108	50,000	50,000	0	0.00%
David Boehrer 667 Prosser Creek Place Henderson, NV 89002	25,000	25,000	0	0.00%
Rachael Boehrer 667 Prosser Creek Place Henderson, NV 89002	25,000	25,000	0	0.00%
Dorothy Douglas 2640 Natalie Avenue Las Vegas, NV 89121	25,000	25,000	0	0.00%
Joann Hansen 2640 Natalie Avenue Las Vegas, NV 89121	25,000	25,000	0	0.00%
Justin DeMille 1015 Pecos River Ave. Henderson, NV 89002	12,500	12,500	0	0.00%
Janessa DeMille 1015 Pecos River Ave. Henderson, NV 89002	12,500	12,500	0	0.00%
David Douglas 5312 West Shaggy Peak Dr. Riverton, UT 84065	2,500	2,500	0	0.00%
Elizabeth Douglas 5312 West Shaggy Peak Dr. Riverton, UT 84065	2,500	2,500	0	0.00%
Mark Rose 1232 E. Regent St. Washington, UT 84780	12,500	12,500	0	0.00%
Brynne Rose 1232 E. Regent St. Washington, UT 84780	12,500	12,500	0	0.00%

Except for the following, none of the selling shareholders; (1) has had a material relationship with us other than as a shareholder at any time within the past three years; (2) has been one of our officers or directors; or (3) are broker-dealers or affiliate of broker-dealers.

▪	Dorothy Douglas is the mother of Richard Douglas, our President and director.
▪	Melissa Douglas is the wife of Richard Douglas, our President and director.
▪	David Douglas is the brother of Richard Douglas, our President and director.

Plan of Distribution

The selling shareholders may sell some or all of their common stock in one or more transactions, including block transactions:

1.	on such public markets or exchanges as the common stock may from time to time be trading;
2.	in privately negotiated transactions;
3.	through the writing of options on the common stock;
4.	in short sales, or;
5.	in any combination of these methods of distribution.

We are listed quoted on the OTCBB under the symbol “JKIK” but do not currently have an active trading market and no market maker is presently making a market in our stock.  If our common stock becomes actively traded on the OTCBB, or another exchange, then the sales price to the public will vary according to the selling decisions of each selling shareholder and the market for our stock at the time of resale. In these circumstances, the sales price to the public may be:

1.	the market price of our common stock prevailing at the time of sale;
2.	a price related to such prevailing market price of our common stock, or;
3.	such other price as the selling shareholders determine from time to time.

The selling shareholders may also sell their shares directly to market makers acting as agents in unsolicited brokerage transactions.  Any broker or dealer participating in such transactions as an agent may receive a commission from the selling shareholders or from such purchaser if they act as agent for the purchaser. If applicable, the selling shareholders may distribute shares to one or more of their partners who are unaffiliated with us.  Such partners may, in turn, distribute such shares as described above.

We are bearing all costs relating to the registration of the common stock.  The selling shareholders, however, will pay any commissions or other fees payable to brokers or dealers in connection with any sale of the common stock.

The selling shareholders must comply with the requirements of the Securities Act of 1933 and the Securities Exchange Act in the offer and sale of the common stock.  In particular, during such times as the selling shareholders may be deemed to be engaged in a distribution of the common stock, and therefore be considered to be an underwriter, they must comply with applicable law and may, among other things:

1.	not engage in any stabilization activities in connection with our common stock;
2.	furnish each broker or dealer through which common stock may be offered, such copies of this prospectus, as amended from time to time, as may be required by such broker or dealer; and;
3.	not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Securities Exchange Act.

Legal Proceedings

We are not currently a party to any legal proceedings.

Our agent for service of process in Delaware is Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808.

Directors, Executive Officers, Promoters and Control Persons

Our sole executive officer and director and his respective age as of March 1, 2010 is as follows:

Name	Age	Position Held with the Company
Richard Douglas 1018 Klamath River Ave. Henderson, NV 89002	43	President, Secretary, Treasurer, and Director

Set forth below is a brief description of the background and business experience of our sole executive officer and director.

Richard Douglas is our sole officer and director Mr. Douglas has been involved in martial arts for over thirty years as both a student and instructor. He has held the rank of Black Belt in three different national martial arts governing bodies: the United Fighting Arts Federation; the National Tang Soo Do Congress; and the Western Tang Soo Do Federation.

Mr. Douglas holds a Bachelor of Science degree in accounting and graduated in 2004 from the University of Nevada Las Vegas with a Masters of Accountancy Degree with an emphasis in tax.  He is licensed to practice in Nevada as a Certified Public Accountant. From 2000 to 2004, Mr. Douglas worked in the hotel services industry, focusing on guest services. Since 2004, Mr. Douglas has worked as a tax associate at a large public accounting firm, where he performed bookkeeping services and prepared individual, partnership and corporate tax returns.  As an auditing senior associate, he planned and performed compilation, review and auditing services for a variety of not-for-profit entities, large governmental entities, small and large hotels and casinos, and construction companies. As an accountant, Mr. Douglas has specialized in assurance services, focusing on internal audit functions, audits and compliance services, and brings that experience and perspective to Jumpkicks.

Term of Office

Our Directors are appointed for a one-year term to hold office until the next annual general meeting of our shareholders or until removed from office in accordance with our bylaws.  Our officers are appointed by our board of directors and hold office until removed by the board.

Significant Employees

We do not currently have any significant employees aside from Mr. Douglas.

Involvement in Certain Legal Proceedings

To the best of our knowledge, during the past five years, none of the following occurred with respect to our present or former director, executive officer, or employee: (1) any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time; (2) any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses); (3) being subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his or her involvement in any type of business, securities or banking activities; and (4) being found by a court of competent jurisdiction (in a civil action), the SEC or the Commodities Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended or vacated.

Committees of the Board

We do not have nominating, compensation or audit committees or committees performing similar functions nor do we have a written nominating, compensation or audit committee charter. Our directors believe that it is not necessary to have such committees, at this time, because the functions of such committees can be adequately performed by the board of directors.

We do not have any defined policy or procedural requirements for shareholders to submit recommendations or nominations for directors. The board of directors believes that, given the stage of our development, a specific nominating policy would be premature and of little assistance until our business operations develop to a more advanced level. We do not currently have any specific or minimum criteria for the election of nominees to the board of directors and we do not have any specific process or procedure for evaluating such nominees. The board of directors will assess all candidates, whether submitted by management or shareholders, and make recommendations for election or appointment.

A shareholder who wishes to communicate with our board of directors may do so by directing a written request addressed to our President and director, Richard Douglas, at the address appearing on the first page of this annual report.

Code of Ethics

As of August 9, 2010, we had not adopted a Code of Ethics for Financial Executives, which would include our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth, as of August 9, 2010, certain information as to shares of our common stock owned by (i) each person known by us to beneficially own more than 5% of our outstanding common stock, (ii) each of our directors, and (iii) all of our executive officers and directors as a group:

Name and Address of Beneficial Owners of Common Stock1	Title of Class	Amount and Nature of Beneficial Ownership	% of Common Stock2
Richard Douglas 1018 Klamath River Ave. Henderson, NV 89002	Common Stock	10,000,000	92.38%
DIRECTORS AND OFFICERS – TOTAL		10,000,000	92.38%

5% SHAREHOLDERS
NONE	Common Stock	NONE	NONE

1.
As used in this table, "beneficial ownership" means the sole or shared power to vote, or to direct the voting of, a security, or the sole or shared investment power with respect to a security (i.e., the power to dispose of, or to direct the disposition of, a security).  In addition, for purposes of this table, a person is deemed, as of any date, to have "beneficial ownership" of any security that such person has the right to acquire within 60 days after such date.

2.	The percentage shown is based on denominator of 10,860,000 shares of common stock issued and outstanding for the company as of August 9, 2010.

Description of Securities

Our authorized capital stock consists of 90,000,000 shares of common stock, with a par value of $0.001 per share, and 10,000,000 shares of preferred stock, with a par value of $0.001 per share. As of August 9, 2010, there were 10,860,000 shares of our common stock issued and outstanding.  Our shares are held by thirty-five (35) stockholders of record. We have not issued any shares of preferred stock.

Common Stock

Our common stock is entitled to one vote per share on all matters submitted to a vote of the stockholders, including the election of directors. Except as otherwise required by law or provided in any resolution adopted by our board of directors with respect to any series of preferred stock, the holders of our common stock will possess all voting power. Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all shares of our common stock that are present in person or represented by proxy, subject to any voting rights granted to holders of any preferred stock. Holders of our common stock representing fifty percent (50%) of our capital stock issued, outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of our stockholders.  A vote by the holders of a majority of our outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to our Articles of Incorporation. Our Articles of Incorporation do not provide for cumulative voting in the election of directors.

Subject to any preferential rights of any outstanding series of preferred stock created by  our board of directors from time to time, the holders of shares of our common stock will be entitled to such cash dividends as may be declared from time to time by our board of directors from funds available therefore.

Subject to any preferential rights of any outstanding series of preferred stock created from time to time by our board of directors, upon liquidation, dissolution or winding up, the holders of shares of our common stock will be entitled to receive pro rata all assets available for distribution to such holders.

In the event of any merger or consolidation with or into another company in connection with which shares of our common stock are converted into or exchangeable for shares of stock, other securities or property (including cash), all holders of our common stock will be entitled to receive the same kind and amount of shares of stock and other securities and property (including cash). Holders of our common stock have no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to our common stock.

Preferred Stock

Our board of directors is authorized by our articles of incorporation to divide the authorized shares of our preferred stock into one or more series, each of which must be so designated as to distinguish the shares of each series of preferred stock from the shares of all other series and classes. Our board of directors is authorized, within any limitations prescribed by law and our articles of incorporation, to fix and determine the designations, rights, qualifications, preferences, limitations and terms of the shares of any series of preferred stock including, but not limited to, the following:

1.	The number of shares constituting that series and the distinctive designation of that series, which may be by distinguishing number, letter or title;

2.
The dividend rate on the shares of that series, whether dividends will be cumulative, and if so, from which date(s), and the relative rights of priority, if any, of payment of dividends on shares of that series;

3.	Whether that series will have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

4.
Whether that series will have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors determines;

5.
Whether or not the shares of that series will be redeemable, and, if so, the terms and conditions of such redemption, including the date or date upon or after which they are redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

.	Whether that series will have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

7.
The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the corporation, and the relative rights of priority, if any, of payment of shares of that series;

8.	Any other relative rights, preferences and limitations of that series.

Provisions in Our Articles of Incorporation and By-Laws That Would Delay, Defer or Prevent a Change in Control

Our articles of incorporation authorize our board of directors to issue a class of preferred stock commonly known as a "blank check" preferred stock. Specifically, the preferred stock may be issued from time to time by the board of directors as shares of one (1) or more classes or series. Our board of directors, subject to the provisions of our Articles of Incorporation and limitations imposed by law, is authorized to adopt resolutions; to issue the shares; to fix the number of shares; to change the number of shares constituting any series; and to provide for or change the following: the voting powers; designations; preferences; and relative, participating, optional or other special rights, qualifications, limitations or restrictions, including the following: dividend rights, including whether dividends are cumulative; dividend rates; terms of redemption, including sinking fund provisions; redemption prices; conversion rights and liquidation preferences of the shares constituting any class or series of the preferred stock.

In each such case, we will not need any further action or vote by our shareholders. One of the effects of undesignated preferred stock may be to enable the board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a tender offer, proxy contest, merger or otherwise, and thereby to protect the continuity of our management. The issuance of shares of preferred stock pursuant to the board of director's authority described above may adversely affect the rights of holders of common stock. For example, preferred stock issued by us may rank prior to the common stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of common stock. Accordingly, the issuance of shares of preferred stock may discourage bids for the common stock at a premium or may otherwise adversely affect the market price of the common stock.

Dividend Policy

We have never declared or paid any cash dividends on our common stock.  We currently intend to retain future earnings, if any, to finance the expansion of our business. As a result, we do not anticipate paying any cash dividends in the foreseeable future.

Share Purchase Warrants

We have not issued and do not have outstanding any warrants to purchase shares of our common stock.

Options

We have not issued and do not have outstanding any options to purchase shares of our common stock.

Convertible Securities

We have not issued and do not have outstanding any securities convertible into shares of our common stock or any rights convertible or exchangeable into shares of our common stock.

Delaware Anti-Takeover Laws

We are subject to the provisions of Section 203 of the Delaware General Corporation Law, which applies to "business combinations" such as a merger, asset or stock sale or other transaction that result in financial benefit to an "interested stockholder".  An "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years prior, did own, 15% or more of a corporation's outstanding voting stock. Section 203 generally prohibits a publicly held Delaware corporation from engaging in a "business combination” with an "interested stockholder" for a period of three years following the time that the stockholder became an interested stockholder, unless:

•
prior to entering  into the  business combination, the board of directors  of  the corporation approved either the business combination or the  transaction  that resulted in the  stockholder becoming an interested stockholder;

•
upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding, those shares owned by persons who are directors and also officers, and employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•
on or subsequent to that time, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least  two-thirds of the  outstanding voting stock that is not owned by the interested stockholder.

This provision may have the effect of delaying, deterring or preventing a change in control over us without further actions by our stockholders.

Interests of Named Experts and Counsel

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

Cane Clark, LLP, our independent legal counsel, has provided an opinion on the validity of our common stock.

Silberstein Ungar, PLLC, (formerly known as Maddox Ungar Silberstein, PLLC) Independent Registered Public Accounting Firm has audited our financial statements included in this prospectus and registration statement to the extent and for the periods set forth in their audit report. Silberstein Ungar, PLLC, Independent Registered Public Accounting Firm  has presented their report with respect to our audited financial statements. The report of Silberstein Ungar, PLLC, Independent Registered Public Accounting Firm is included in reliance upon their authority as experts in accounting and auditing.

Disclosure of Commission Position of Indemnification for Securities Act Liabilities

Our articles of incorporation provide that we will indemnify an officer, director, or former officer or director, to the full extent permitted by law. We have been advised that in the opinion of the Securities and Exchange Commission indemnification for liabilities arising under the Securities Act of 1933 is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction.  We will then be governed by the court's decision.

Organization within the Last Five Years

We were incorporated as Jumpkicks, Inc. (“Jumpkicks”) in the State of Delaware on August 3, 2007. We are engaged in the business of online retailing. Specifically, we have purchased and are developing a martial arts Internet Site, which can be reached through the following four URL web addresses: www.jumpkicks.net, www.jumpkicks.org, www.jumpkicks.us and www.jumpkicks.info. Through the Site, we provide content of interest to martial artists and sell products, such as uniforms, t-shirts, protective equipment, mats, and other equipment and accessories of interest to martial arts practitioners and instructors.

Our offices are located at 632 Marsh Creek Court, Henderson, Nevada 89002, and our telephone number is (800) 886-0684. Information contained on our Web Site is not part of this registration statement.

Our fiscal year end is October 31.  Richard Douglas, our President and director may be described as a “promoter” as defined in Rule 405 of the Securities Act by virtue of his role in founding and organizing our company.

Description of Business

Company Overview

We were incorporated as Jumpkicks, Inc. (“Jumpkicks”) in the State of Delaware on August 3, 2007 to engage in the business of online retailing. Specifically, we purchased and further developed a martial arts website (the “Site”). Through the Site, we provide content of interest to martial artists and sell products, such as uniforms, t-shirts, protective equipment, mats, and other equipment and accessories of interest to martial arts practitioners and instructors.

We sought to draw martial arts students and practitioners to our site by positioning ourselves as a source of martial arts knowledge. We anticipated that a certain percentage of visitors to our Site will become retail customers, purchasing the equipment we display in our online catalog. Although we offered discounted retail pricing to individual martial arts practitioners and students, demand for these products has been very limited.

During May of 2008, an unknown third party changed the registration of our domain name, www.jumpkicks.com, so that our Site became inaccessible. We have investigated this change in registration, and we contracted with a third party to negotiate the return of our domain name. However, we have been unable to re-acquire the domain name www.jumpkicks.com.

We have purchased additional domain names, www.jumpkicks.net, www.jumpkicks.org, www.jumpkicks.us, and www.jumpkicks.info. We have uploaded our Site to these domain names, and have pursued our business plan with these alternate sites.

Our offices are located at 632 Marsh Creek Court, Henderson, Nevada 89002, and our telephone number is (880) 886-0684. Our Internet Site can be found at www.Jumpkicks.net. Information contained on our Web Site is not part of this periodic report.

Richard Douglas is our President, Secretary, Chief Executive Officer, Chief Financial Officer, and sole director.

E-Commerce: The Online Shopping Market

According to internet research firm comScore (www.comscore.com), 694 million people were using the Internet worldwide in March of 2006, 152 million of which were American. The United States has recently fallen to less than 25% of the entire global online market from 1996 when it accounted for two-thirds of the entire global audience.

However, high-spending Americans contributed over $100 Billion to e-commerce through online purchases in 2006. ComScore calculates that American consumers spent $102.1 Billion via online retail (excluding travel) in 2006, representing an increase of 24% over 2005. The months leading to Christmas 2006 further increased e-commerce, with $24.6 Billion in online spending occurring during November and December, up 26% from 2005’s total for the same period.

With the popularity of Internet shopping increasing year after year and e-commerce becoming more widely accepted by the mainstream populace, a larger segment of the population is buying online and spending more than they have in the past. Investment firm Cowen & Co. put the total sales figure for 2006 slightly higher than comScore at $108 Billion, predicting that it will hit $225 Billion by 2011. In their report, the company estimated that U.S. e-commerce sales will grow 20% in 2007, citing growing broadband adoption, lower online prices, and added convenience as the driving forces.

According to their figures, e-commerce will end up grabbing a 4.7% share of the total U.S. retail sales by 2012, up from the current figure of 2.7%. Jim Friedland and David Geisler, analysts at Cowen, predict that online sales will eventually pass 10% of total U.S. retail spending.

Growth of Martial Arts in America

The Western interest in East Asian Martial arts dates back to the late 19th Century AD, due to the increase in trade between America with China and Japan. Relatively few Westerners actually practiced the arts, however, considering them to be mere performance art.

With large numbers of American servicemen stationed in Japan after World War II, the adoption of techniques and the gradual transmission of entire systems of martial arts to the West began. It was in the 1950’s, however, that this exportation of systems really began to gain momentum. Large groups of U.S. military personnel were taught Korean arts during the Korean conflict. In the early 1970’s, a proliferation of martial arts movies furthered the popularity of martial arts.

The later 1970’s and 1980’s witnessed an increased media interest in the martial arts, thanks in part to Asian and Hollywood martial arts movies and very popular television shows like Kung Fu, Martial Law, and The Green Hornet that incorporated martial arts moments or themes. According to SAFE USA, by 2003 over 1.5 Million Americans were practicing martial arts. Major U.S. cities have hundreds of studios, and tournaments, seminars, and conventions draw thousands of participants.

Web Site Acquisition and Development

The Site was founded, under its original domain name www.jumpkicks.com, in 1996, beginning as a means for the founder to share his knowledge of the martial arts with the general public, and growing into a staple of the online martial arts community. In recent years, however, the founder of the site has been unable to devote sufficient time to the development and upkeep of the site to maintain and capitalize on its popularity.

While the Site has had a number of sections over the years, we have retained the three that have consistently remained as the most popular: Move of the Week, Archives, and Rape Prevention. Move of the Week is the section that sets our Site apart from others. Each week, we post a new martial arts technique with both photographs and text, explaining how to both teach and perform the technique. We rotate between self-defense, tournament, street, grappling, and other techniques. This has been the most popular section for over a decade, and martial artists around the world submit techniques for consideration. When a new Move of the Week is posted, the previous week’s technique is moved to the Archives, so that we have accumulated hundreds of techniques over the years as a resource to martial artists. Our Rape Prevention section contains statistics on rape, strategies for preventing assault, and techniques and strategies for fighting off an assailant. The information is designed to be used as a teaching guide and handout for martial arts instructors presenting seminars on rape prevention.

Our President has recently added a section to our Site containing a small list of products, which we have been offering for sale to our Site visitors. The sales made through this section are currently our only source of revenue.

Products

We have entered into a relationship with one of the largest suppliers of martial arts equipment in the country – AWMA. Through this relationship, we are able to purchase all of the equipment offered by this entity at a discounted wholesale rate. We then offer the equipment at a retail price, realizing the margin at the time of the sale. We plan to initially focus on offering a discounted price on a limited number of popular items, so we will not have to maintain an inventory beyond our financial capacity to sustain. As our business grows, we will add more items, and eventually, we plan to purchase popular items in bulk directly from manufacturers, bypassing traditional suppliers and increasing our ability to offer discounted rates, and even act as a wholesale supplier ourselves.

Competition

We face significant competition in the online martial arts supplies industry. E-commerce is a dynamic, high-growth market. Our competition for online customers comes from a variety of sources, including existing traditional retailers that are using the Internet to expand their channels of distribution, established Internet companies, and new Internet companies such as ourselves. In addition, our competition for customers comes from traditional direct marketers, brands that may attempt to sell their products directly to consumers through the Internet, and outlet stores.

Many of our competitors have longer operating histories, significantly greater resources, greater brand recognition and more firmly established supply relationships. Moreover, we expect additional competitors to emerge in the future. We believe that the principal competitive factors in our market include: brand recognition, merchandise selection, price, convenience, customer service, order delivery performance, and site features. Although we plan to compete effectively in this market, we recognize that this market is relatively new and is evolving rapidly, and, accordingly, there can be no assurance that we will be able to compete effectively in this marketplace.

We believe that our success will depend upon our ability to remain competitive in this field. We compete with others in efforts to obtain financing and explore and develop our online knowledge base. The failure to compete successfully in the online market for commercial opportunities and for resources could have a material adverse effect on our business.

Two of our largest competitors are Century and AWMA. Both have significant online presences, selling their products directly to instructors, students, and practitioners. Both also offer discounts to studio owners who sell products to their students and other retailers who purchase large quantities. This is the reason we do not feel our retail prices will appeal to studio owners and retailers who already enjoy a discount. Our plan is to initially compete for the retail purchases of individuals by pricing products slightly lower than they are available for to individuals on our suppliers’ web sites. Century and AWMA currently supply a number of brick-and-mortar operations that undercut their own retail prices. Eventually, we intend to eventually bypass our suppliers by purchasing directly from manufacturers, and compete directly with Century and AWMA for both wholesale and retail sales through our Site.

Strategy

Our company’s long-term business strategy is designed to capitalize on the current opening we perceive within the martial arts equipment sector. Our goal is to grow our company by expanding the products we offer, by forming relationships with companies who supply products that fit our business model, and by further developing content on our Web Site.

Intellectual Property

Our business depends, in part, on the protection of our intellectual property, including our business name, logo, and distinctive branding. We have not taken any measures to protect our intellectual property to this point, so there are no legal barriers to prevent others from using what we regard as our intellectual property. In the future we may decide to file a trademark application to protect our brand, but we cannot guarantee the success of this application. In addition, the laws of some foreign countries do not protect intellectual property to the same extent as the laws of the United States, which could increase the likelihood of misappropriation. Furthermore, other companies could develop similar or superior trademarks without violating our intellectual property rights. If we resort to legal proceedings to enforce our intellectual property rights, the proceedings could be burdensome, disruptive and expensive, and distract the attention of management, and there can be no assurance that we would prevail. We currently own four domain names, www.jumpkicks.net, www.jumpkicks.org, www.jumpkicks.us, and www.jumpkicks.info, and have successfully developed a corporate logo and branding strategy.

Government Regulation

Government regulation and compliance with environmental laws do not have a material effect on our business.

Employees

We have no employees other than our sole officer and director of our company as of the date of this prospectus. As needed from time to time, we may pay for the services of independent contractors such as web designers and commissioned sales people.

Description of Property

We do not lease or own any real property. We maintain our corporate office at 632 Marsh Creek Court, Henderson, Nevada 89002. This office space is being provided free of charge by our president, Richard Douglas. While limited in size, our present corporate office provides facilities suited to our current operations. This arrangement provides us with the office space necessary to process necessary paper work while providing telephone, fax and mailing facilities. As our business operations grow, it may be necessary for us to seek additional office space.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

This prospectus contains forward-looking statements that involve risks and uncertainties. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date that they are made. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

The following discussion should be read in conjunction with the consolidated financial statements and notes thereto included in this prospectus.

Plan of Operation in the Next Twelve Months

Site Development

Our site is currently operational and publicly available in a beta format. We have not, thus far, been able to generate sufficient revenue to finance the proposed redevelopment of the Site. The redeveloped site will contain at least two new sections. The first is a Tournaments section. This will include a schedule of martial arts tournaments around the country. We had hoped that martial artists would come to our Site to find information on local and national tournaments. After a tournament, we plan to include photos from the tournament, so that participants can log on to our Site to view and download photos of themselves and other competitors. We felt that this strategy would draw a large number of viewers to our Web Site.

The second feature we intend to include in the redeveloped Web Site is our Online Catalog. We have already added a section to our Site containing a small list of products, which we have been offering for sale to our Site visitors. However, we intended to overwrite this temporary page with a permanent Online Catalog that would necessarily be developed by a contracted Site developer. Our only current source and our only planned source of revenue is the retail sales generated through our Online Catalog. The other sections of the Site are intended to draw traffic to the Site. We anticipate that some visitors to our Site will become retail customers, purchasing the equipment we display in our online catalog.

At present we do not have the financial resources to pay a web site designer to redevelop our Site. If we are able to acquire additional capital through debt or equity financing, we will then seek to contract with a web site designer.

Increase Product Offerings

We currently offer ten unique products for sale through our Online Catalog. If we are able to increase our online orders, we intend to increase our inventory level to reduce turnaround time for customers and to offer a greater number of products for sale. By offering a greater selection to the online shopping public, we hope to increase the volume of our sales and thereby increase our revenue and net income. Our suppliers offer thousands of products, and we have worked with them to determine the most popular items, so we could incorporate them sooner than others and achieve a high level of efficiency in our business operations.

Marketing

Our goal is to position the Site as a vital resource for instructors and students alike by engaging in the following:

•	Updating the most popular section of the Web Site regularly. A new Move of the Week will bring back repeat users each week to learn a new technique for themselves or their students;
•	Working with tournament promoters to cross promote our Web Site, providing t-shirts and other door prizes with our logo and Site URL on them, as well as promoting their tournaments on our Site;
•	Posting photos of tournaments on our Web Site, drawing competitors, fans, and promoters to our Site to view, save, and print the photos;
•
Working with our Site developer to include meta tags and other design elements in a fashion that will result in our Web Site being listed at or near the top of search engine listings for phrases such as martial arts, karate, self-defense techniques, martial arts supplies, rape prevention, karate tournaments, etc.

We currently have forecasted the expenditure of approximately $20,000 during the next twelve months in order to pursue our business plan and remain in compliance with the reporting requirements of the Securities Exchange Act of 1934. The completion of our business plan for the next 12 months is contingent upon us obtaining additional financing. If we are unable to obtain additional financing, our business plan will be significantly impaired. We do not have any formal commitments or arrangements for the sales of stock or the advancement or loan of funds. Without the necessary cash flow, we will not be able to pursue our plan of operations until such time as the necessary funds are raised in the equity securities market.

We do not anticipate purchasing any real property or significant equipment during the next 12 months.

At the present time we have no employees other than our sole officer and director, Mr. Richard Douglas. We do not anticipate hiring any employees until such time as we are able to acquire any additional businesses.

Results of Operations for the three month periods ended April 30, 2010 and 2009, for the six month periods ended April 30, 2010 and 2009 and for the period from August 3, 2007 (date of inception) through April 30, 2010.

For the three months ended April 30, 2010 and 2009, we generated gross revenue from sales of $0 and $140, respectively. Our Cost of Goods Sold during the three month period ended April 30, 2010 was $0 and our Operating Expenses equaled $23,827, consisting of $303 in Depreciation expense, $23,451 in professional fees, and $73 in General and Administrative Expenses. We therefore recorded a net loss of $23,827 for the three months ended April 30, 2010. Our Cost of Goods Sold during the three month period ended April 30, 2009 was $77 and our Operating Expenses equaled $6,213, consisting of $303 in Depreciation expense, $5,760 in professional fees, and $150 in General and Administrative Expenses. We therefore recorded a net loss of $6,150 for the three months ended April 30, 2009.

For the six months ended April 30, 2010 and 2009, we generated gross revenue from sales of $0 and $190, respectively. Our Cost of Goods Sold during the six month period ended April 30, 2010 was $0 and our Operating Expenses equaled $24,565, consisting of $606 in Depreciation expense, $23,787 in professional fees, and $172 in General and Administrative Expenses. We therefore recorded a net loss of $24,565 for the six months ended April 30, 2010. Our Cost of Goods Sold during the six month period ended April 30, 2009 was $77 and our Operating Expenses equaled $7,640, consisting of $606 in Depreciation expense, $6,860 in professional fees, and $174 in General and Administrative Expenses. We therefore recorded a net loss of $7,527 for the six months ended April 30, 2009.

For the period from August 3, 2007 (Date of Inception) until April 30, 2010, we generated gross revenue from sales of $1,226. Our Cost of Goods Sold during this period was $1,614 and our Operating Expenses equaled $67,788, consisting of $3,131 in Depreciation expense, $59,151 in professional fees, and $5,506 in General and Administrative Expenses. We also recorded interest income of $118 during the period. We therefore, recorded a net loss of $68,058 for the period from August 3, 2007 (Date of Inception) until April 30, 2010.

Results of Operations for the year ended October 31, 2009 and 2008 (restated) and for the period from August 3, 2007 (Date of Inception) until October 31, 2009

We generated revenue from sales of $1,015 for the year ended October 31, 2009. Our Operating Expenses equaled $16,700, and Cost of Goods Sold was $1,165 during the year ended October 31, 2009. The primary components of our Operating Expenses were General and Administrative Expenses of $581, Depreciation Expense of $1,212, and Professional Fees of $14,907. Thus, our Net Loss for the year ended October 31, 2009, was $16,850.

We generated revenue from sales of $140 for the year ended October 31, 2008. Our Operating Expenses equaled $22,730, and Cost of Goods Sold was $404 during the year ended October 31, 2008. The primary components of our Operating Expenses were General and Administrative Expenses of $1,870, Depreciation Expense of $1,212, and Professional Fees of $19,648. After considering interest income of $118, our Net Loss for the year ended October 31, 2008, was $22,876.

We generated revenue from sales of $1,226 for the period from Inception (August 3, 2007) through October 31, 2009. Our Cost of Goods Sold was $1,614 for the period. Our Operating Expenses for the period from Inception (August 3, 2007) through October 31, 2009 equaled $43,223. The primary components of our Operating Expenses were General and Administrative Expenses of $5,334, Depreciation Expense of $2,525, and Professional Fees of $35,364. After considering interest income of $118, our Net Loss for the period from Inception (August 3, 2008) through October 31, 2009, was $43,493.

We anticipate our operating expenses will increase as we more fully implement our business plan. The increase will be attributable to expenses to operating our business, and the professional fees to be incurred in connection with our reporting obligations as a public company as our business activity increases.

Liquidity and Capital Resources

As of April 30, 2010, we had total current assets of $261, consisting of $111 in Cash and $150 in Accounts Receivable. Our total current liabilities as of April 30, 2010 were $44,034, consisting of $32,534 in Accounts Payable and accrued expenses, and $11,500 Due to Shareholder.  Thus, we have a working capital deficit of $43,773 as of April 30, 2010.

Operating activities used $171 in cash for the six months ended April 30, 2010, $7,561 in cash for the six months ended April 30, 2009, and $ 32,543 in cash for the period from August 3, 2007 (Date of Inception) until April 30, 2010. Our net losses of $24,565, $7,527, and $68,058 were the primary components of our negative operating cash flow for the periods, respectively.

Investing Activities used $6,046 in cash during the period from August 3, 2007 (Date of Inception) until April 30, 2010, as a result of the purchase of property and equipment. Investing activities did not use or generate cash for the six months ended April 30, 2010, or for the six months ended July 31, 2009.

Financing Activities neither generated nor used cash for the six months ended April 30, 2010. Financing Activities generated $4,500 in cash for the six months ended April 30, 2009, consisting entirely of proceeds from loans from shareholders. Financing activities generated $38,700 in cash during the period from August 3, 2007 (Date of Inception) until April 30, 2010, due to proceeds of $27,200 from common stock issued, and proceeds from loans of $11,500.

We expect that we will need to spend approximately $20,000 to further develop and market our Site, and to pay the professional fees associated with our business over the next twelve (12) months. As of April 30, 2010, we have insufficient cash to operate our business at the current level for the next twelve months and insufficient cash to achieve our business goals. The success of our business plan during the next 12 months and beyond is contingent upon us obtaining additional financing. We hope to obtain business capital through the use of private equity fundraising or shareholders loans. We do not have any formal commitments or arrangements for the sales of stock or the advancement or loan of funds at this time. There can be no assurance that such additional financing will be available to us on acceptable terms, or at all.

As of October 31, 2009, we had total current assets of $432. We had $20,246 in current liabilities as of October 31, 2009. Thus, we had a working capital deficit of $19,814 as of October 31, 2009.

For the years ended October 31, 2009 and October 31, 2008, and for the period from Inception (August 3, 2007) through October 31, 2009, operating activities have used $14,588, $14,362, and $32,372, respectively. The primary factors in this negative operational cash flow were our net losses of $16,850, $22,876, and $43,493, respectively, offset primarily by changes in accounts payable.

We generated $11,500 in cash from financing activities during the year ended October 31, 2009, due to loans from shareholder of $11,500, and we generated $28,700 in cash from financing activities during the period from Inception (August 3, 2007) through October 31, 2009, due to an equity offering of $27,200 and a loan from shareholder of $11,500. There was no positive or negative cash flow due to financing activities during the year ended October 31, 2008.

There was no positive or negative cash flow due to investing activities during the years ended October 31, 2009 or October 31, 2008. Investing Activities used $6,046 in cash for the period from Inception (August 3, 2008) through October 31, 2009.

We expect that we will need to spend approximately $20,000 to further develop and market our Site, and to pay the professional fees associated with our business over the next twelve (12) months. As of October 31, 2009, we have insufficient cash to operate our business at the current level for the next twelve months and insufficient cash to achieve our business goals. The success of our business plan during the next 12 months and beyond is contingent upon us obtaining additional financing. We hope to obtain business capital through the use of private equity fundraising or shareholders loans. We do not have any formal commitments or arrangements for the sales of stock or the advancement or loan of funds at this time. There can be no assurance that such additional financing will be available to us on acceptable terms, or at all.

Going Concern

The accompanying financial statements have been prepared in conformity with generally accepted accounting principle, which contemplate continuation of the Company as a going concern.  However, we have accumulated a working capital deficit of $43,773 as of April 30, 2010.  We currently have negative liquidity, and have not completed our efforts to establish a stabilized source of revenues sufficient to cover operating costs over an extended period of time, which according to our auditors, raises substantial doubt about our ability to continue as a going concern.

Management anticipates that we will be dependent, for the near future, on additional investment capital to fund operating expenses. We intend to position ourselves so that may be able to raise additional funds through the capital markets. In light of management’s efforts, our auditors have expressed doubt that we will be successful in this or any of our endeavors or become financially viable and continue as a going concern.

Off Balance Sheet Arrangements

As of April 30 , 2010, there were no off balance sheet arrangements.

Certain Relationships and Related Transactions

Except as provided below, none of the following parties has, since our date of incorporation, had any material interest, direct or indirect, in any transaction with us or in any presently proposed transaction that has or will materially affect us:

•	Any of our directors or officers;
•	Any person proposed as a nominee for election as a director;
•	Any person who beneficially owns, directly or indirectly, shares carrying more than 10% of the voting rights attached to our outstanding shares of common stock;
•	Any of our promoters;
•	Any relative or spouse of any of the foregoing persons who has the same house address as such person.

We issued 10,000,000 shares of common stock on August 3, 2007, to Mr. Richard Douglas, our president. These shares were issued pursuant to Rule 504 of Regulation D of the Securities Act of 1933 (the "Securities Act") at a price of $0.001 per share, for total proceeds of $10,000. These shares were issued pursuant to Section 4(2) of the Securities Act of 1933 and are restricted shares as defined in the Securities Act.  We did not engage in any general solicitation or advertising.  We issued the stock certificates and affixed the appropriate legends to the restricted stock.

Market for Common Equity and Related Stockholder Matters

Market Information

Our common stock is currently listed for quotation on the OTC Bulletin Board (“OTCBB”), which is sponsored by FINRA. The OTCBB is a network of security dealers who buy and sell stock. The dealers are connected by a computer network that provides information on current "bids" and "asks", as well as volume information. Our shares are quoted on the OTCBB under the symbol “JKIK.”

The following table sets forth the range of high and low bid quotations for our common stock for each of the periods indicated as reported by the OTCBB. These quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

Fiscal Year Ending October 31, 2009
Quarter Ended	High $	Low $
October 31, 2009	N/A	N/A
July 31, 2009	N/A	N/A
April 30, 2009	N/A	N/A
January 31, 2008	N/A	N/A

Fiscal Year Ending October 31, 2008
Quarter Ended	High $	Low $
October 31, 2008	N/A	N/A
July 31, 2008	N/A	N/A
April 30, 2008	N/A	N/A
January 31, 2007	N/A	N/A

The Securities Exchange Commission has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system.  The penny stock rules require a broker-dealer, prior to a transaction in a penny stock, to deliver a standardized risk disclosure document prepared by the Commission, that: (a) contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading;(b) contains a description of the broker's or dealer's duties to the customer and of the rights and remedies available to the customer with respect to a violation to such duties or other requirements of Securities' laws; (c) contains a brief, clear, narrative description of a dealer market, including bid and ask prices for penny stocks and the significance of the spread between the bid and ask  price;(d) contains a toll-free telephone number for inquiries on disciplinary actions;(e) defines significant terms in the disclosure document or in the conduct of trading in penny stocks; and;(f) contains such other information and is in such form, including language, type, size and format, as the Commission shall require by rule or regulation.

The broker-dealer also must provide, prior to effecting any transaction in a penny stock, the customer with; (a) bid and offer quotations for the penny stock;(b) the compensation of the broker-dealer and its salesperson in the transaction;(c) the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and (d) a monthly account statements showing the market value of each penny stock held in the customer's account.

In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules; the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitability statement.

These disclosure requirements may have the effect of reducing the trading activity in the secondary market for our stock if it becomes subject to these penny stock rules. Therefore, because our common stock is subject to the penny stock rules, stockholders may have difficulty selling those securities.

Holders of Our Common Stock

Currently, we have thirty-five (35) holders of record of our common stock.

Stock Option Grants

To date, we have not granted any stock options.

Registration Rights

We have not granted registration rights to the selling shareholders or to any other persons.

We are paying the expenses of the offering because we seek to: (i) become a reporting company with the Commission under the Securities Exchange Act of 1934; and (ii) enable our common stock to be traded on the OTCBB.  We believe that the registration of the resale of shares on behalf of existing shareholders may facilitate the development of a public market in our common stock if our common stock is approved for trading on a recognized market for the trading of securities in the United States.

We consider that the development of a public market for our common stock will make an investment in our common stock more attractive to future investors.  We believe that obtaining reporting company status under the 1934 Act and trading on the OTCBB should increase our ability to raise these additional funds from investors.

Dividends

There are no restrictions in our articles of incorporation or bylaws that prevent us from declaring dividends.  The Delaware General Corporation Law provides that a corporation may pay dividends out of surplus, out the corporation's net profits for the preceding fiscal year, or both provided that there remains in the stated capital account an amount equal to the par value represented by all shares of the corporation's stock having a distribution preference.

We have not declared any dividends and we do not plan to declare any dividends in the foreseeable future.

Executive Compensation

Summary Compensation Table

The table below summarizes all compensation awarded to, earned by, or paid to our sole executive officer and director for all services rendered in all capacities to us for our fiscal year ending October 31, 2009 and 2008.

SUMMARY COMPENSATION TABLE
Name and principal position	Year	Salary ($)	Bonus ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Richard Douglas President, Secretary, Treasurer, and Director	2009 2008	0 0	0 0	0 0	0 0	0 0	0 0	0 0

Although we do not currently compensate our officers, we reserve the right to provide compensation at some time in the future.  Our decision to compensate officers depends on the availability of our cash resources with respect to the need for cash to further business purposes.

Narrative Disclosure to the Summary Compensation Table

We have not entered into any employment agreement or consulting agreement with our executive officers.  There are no arrangements or plans in which we provide pension, retirement or similar benefits for executive officers.

Although we do not currently compensate our officers, we reserve the right to provide compensation at some time in the future.  Our decision to compensate officers depends on the availability of our cash resources with respect to the need for cash to further our business purposes.

Outstanding Equity Awards at Fiscal Year-End

The table below summarizes all unexercised options, stock that has not vested, and equity incentive plan awards for each named executive officer as of October 31, 2009.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
OPTION AWARDS						STOCK AWARDS
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (#)
Rick Douglas	-	-	-	-	-	-	-	-	-

Stock Option Grants

We have not granted any stock options to the executive officers or directors since our inception.

Director Compensation

The table below summarizes all compensation awarded to, earned by, or paid to our directors for all services rendered in all capacities to us for the period from inception through September 30, 2009.

DIRECTOR COMPENSATION
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Richard Douglas	0	0	0	0	0	0	0

Narrative Disclosure to the Director Compensation Table

We do not pay any compensation to our directors at this time. However, we reserve the right to compensate our directors in the future with cash, stock, options, or some combination of the above.

We have not reimbursed our directors for expenses incurred in connection with attending board meetings nor have we paid any directors fees or other cash compensation for services rendered as a director in the year ended October 31, 2009.

Stock Option Plans

We did not have a stock option plan as of October 31, 2009.

Financial Statements :

F-1	Balance Sheet as of April 30, 2010 and October 31, 2009
F-2
Statements of Operations for the three month periods ended April 30, 2010 and 2009, for the six month periods ended April 30, 2010 and 2009, for the year ended October 31, 2009, and for the period from August 3, 2007 (date of inception) to April 30, 2010

F-3	Statement of Stockholders’ Deficit for the period from August 3, 2007 (Date of Inception) through April 30, 2010
F-4	Statements of Cash Flows for the six months ended April 30, 2010 and April 30, 2009, and for the period from August 3, 2007 (Date of Inception) through April 30, 2010
F-5	Notes to Financial Statements

Audited Financial Statements:

F-6	Report of Independent Registered Public Accounting Firm
F-7	Balance Sheet as of October 31, 2009 and 2008
F-8	Statement of Operations for the years ended October 31, 2009, and October 31, 2008, and for the period from August 3, 2007 (Date of Inception) through October 31, 2009
F-9	Statement of Stockholders’ Equity (Deficit) for the period from August 3, 2007 (Date of Inception) through October 31, 2009
F-10	Statements of Cash Flows for the years ended October 31, 2009, and October 31, 2008, and for the period from August 3, 2007 (Date of Inception) through October 31, 2007
F-11	Notes to Financial Statements

JUMPKICKS, INC.
(A Development Stage Company)
Balance Sheets

ASSETS
	April 30, 2010 (unaudited)	October 31, 2009 (audited)
CURRENT ASSETS

Cash	$111	$282
Accounts receivable	150	150
Total Current Assets	261	432

PROPERTY AND EQUIPMENT, net	2,915	3,521

TOTAL ASSETS	$3,176	$3,953

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

CURRENT LIABILITIES
Accounts payable and accrued expenses	$32,534	$8,746
Shareholder loan	11,500	11,500

Total Liabilities	44,034	20,246

STOCKHOLDERS' EQUITY (DEFICIT)

Preferred stock - $0.001 par value, 10,000,000 shares authorized; no shares issued and outstanding	-	-
Common stock - $0.001 par value; 90,000,000 shares authorized; 10,860,000 shares issued and outstanding	10,860	10,860
Additional paid in capital	16,340	16,340
Deficit accumulated during the development stage	(68,058)	(43,493)
Total Stockholders' Equity (Deficit)	(40,858)	(16,293)

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)	$3,176	$3,953

The accompanying notes are an integral part of these financial statements.

JUMPKICKS, INC.
(A Development Stage Company)
Statements of Operations
(unaudited)

	For the Three Months Ended April 30, 2010	For the Three Months Ended April 30, 2009	For the Six Months Ended April 30, 2010	For the Six Months Ended April 30, 2009	For the Period from August 3, 2007 (Inception) through April 30, 2010

REVENUES	$-	$140	$-	$190	$1,226
COST OF GOODS SOLD	-	77	-	77	1,614
GROSS PROFIT	-	63	-	113	(388)

OPERATING EXPENSES
Depreciation expense	303	303	606	606	3,131
Professional fees	23,451	5,760	23,787	6,860	59,151
General and administrative	73	150	172	174	5,506

TOTAL OPERATING EXPENSES	23,827	6,213	24,565	7,640	67,788

LOSS FROM OPERATIONS	(23,827)	(6,150)	(24,565)	(7,527)	(68,176)

OTHER INCOME
Interest income	-	-	-	-	118

TOTAL OTHER INCOME	-	-	-	-	118

LOSS BEFORE INCOME TAXES	(23,827)	(6,150)	(24,565)	(7,527)	(68,058)
INCOME TAX EXPENSE	-	-	-	-	-

NET LOSS	$(23,827)	$(6,150)	$(24,565)	$(7,527)	$(68,058)

NET LOSS PER SHARE: BASIC AND DILUTED	$(0.00)	$(0.00)	$(0.00)	$(0.00)

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING: BASIC AND DILUTED	10,860,000	10,860,000	10,860,000	10,860,000

The accompanying notes are an integral part of these financial statements.

JUMPKICKS, INC.
(A Development Stage Company)
Statements of Stockholders' Equity
(unaudited)

	Common Stock		Additional Paid-in	Deficit Accumulated during the Development
	Shares	Amount	Capital	Stage	Total

Balance August 3, 2007	-	$0	$0	$0	$0

Common stock issued for cash at $0.001 per share	10,000,000	10,000	-	-	10,000

Common stock issued for cash at $0.02 per share	860,000	860	16,340	-	17,200

Net loss for the period ended October 31, 2007	-	-	-	(3,767)	(3,767)

Balance, October 31, 2007	10,860,000	10,860	16,340	(3,767)	23,433

Net loss for the year ended October 31, 2008 (restated)	-	-	-	(22,876)	(22,876)

Balance, October 31, 2008 (restated)	10,860,000	10,860	16,340	(26,643)	557

Net loss for the year ended October 31, 2009	-	-	-	(16,850)	(16,850)

Balance, October 31, 2009	10,860,000	10,860	16,340	(43,493)	(16,293)

Net loss for the six months ended through April 30, 2010	-	-	-	(24,565)	(24,565)

Balance, April 30, 2010	10,860,000	$10,860	$16,340	$(68,058)	$(40,858)

The accompanying notes are an integral part of these financial statements.

JUMPKICKS, INC.
(A Development Stage Company)
Statements of Cash Flows
(unaudited)

	For the Six Months Ended April 30, 2010	For the Six Months Ended April 30, 2009	For the Period from August 3, 2007 (Inception) through April 30, 2010

OPERATING ACTIVITIES
Net loss for the period	$(24,565)	$(7,527)	$(68,058)
Adjustments to reconcile net loss to net cash used by operating activities:
Depreciation expense	606	606	3,131
Changes in operating assets and liabilities:
Changes in inventory
Changes in accounts receivable	-	-	(150)
Changes in accounts payable	23,788	(640)	32,534

Net Cash Used in Operating Activities	(171)	(7,561)	(32,543)

INVESTING ACTIVITIES
Purchase of property and equipment	-	-	(6,046)

Net Cash Used in Investing Activities	-	-	(6,046)

FINANCING ACTIVITIES
Loans from shareholder	-	4,500	11,500
Proceeds from common stock issued	-	-	27,200

Net Cash Provided by Financing Activities	-	4,500	38,700

NET INCREASE (DECREASE) IN CASH	(171)	(3,061)	111

CASH AT BEGINNING OF PERIOD	282	3,370	-

CASH AT END OF PERIOD	$111	$309	$111

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid for interest	$-	$-	$-
Cash paid for income taxes	$-	$-	$-

The accompanying notes are an integral part of these financial statements.

JUMPKICKS, INC.
(A Development Stage Company)
Notes to Financial Statements
April 30, 2010 and October 31, 2009

NOTE 1 - CONDENSED FINANCIAL STATEMENTS

The accompanying financial statements have been prepared by the Company without audit.  In the opinion of management, all adjustments (which include only normal recurring adjustments) necessary to present fairly the financial position, results of operations, and cash flows at April 30, 2010, and for all periods presented herein, have been made.

Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted.  It is suggested that these condensed financial statements be read in conjunction with the amended financial statements and notes thereto included in the Company’s October 31, 2009 audited financial statements.  The results of operations for the periods ended April 30, 2010 are not necessarily indicative of the operating results for the full years.

NOTE 2 - GOING CONCERN

The Company’s financial statements are prepared using generally accepted accounting principles in the United States of America applicable to a going concern which contemplates the realization of assets and liquidation of liabilities in the normal course of business. The Company has not yet established an ongoing source of revenues sufficient to cover its operating costs and allow it to continue as a going concern. The ability of the Company to continue as a going concern is dependent on the Company obtaining adequate capital to fund operating losses until it becomes profitable. If the Company is unable to obtain adequate capital, it could be forced to cease operations.

In order to continue as a going concern, the Company will need, among other things, additional capital resources. Management’s plan is to obtain such resources for the Company by obtaining capital from management and significant shareholders sufficient to meet its minimal operating expenses and seeking equity and/or debt financing. However management cannot provide any assurances that the Company will be successful in accomplishing any of its plans.

The ability of the Company to continue as a going concern is dependent upon its ability to successfully accomplish the plans described in the preceding paragraph and eventually secure other sources of financing and attain profitable operations. The accompanying financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

NOTE 3 -  SUBSEQUENT EVENTS

The Company has analyzed its operations subsequent to April 30, 2010 through the date these financial statements were filed with the Securities and Exchange Commission and has determined that it does not have any material subsequent events to disclose.

Maddox Ungar Silberstein, PLLC CPAs and Business Advisors
Phone (248) 203-0080
Fax (248) 281-0940
30600 Telegraph Road, Suite 2175
Bingham Farms, MI 48025-4586
www.maddoxungar.com

Report of Independent Registered Public Accounting Firm

To the Board of Directors of
Jumpkicks, Inc.
Henderson, Nevada

We have audited the accompanying balance sheets of Jumpkicks, Inc. (the “Company”) as of October 31, 2009 and 2008, and the related statements of operations, stockholders’ equity (deficit), and cash flows for the periods then ended and for the period from August 3, 2007 (inception) through October 31, 2009. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Jumpkicks, Inc.  as of October 31, 2009 and 2008 and the results of its operations and its cash flows for the periods then ended and the period from August 3, 2007 (inception) through October 31, 2009 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.  As discussed in Note 2 to the financial statements, the Company has negative working capital, has limited revenue from sales of products or services, and has incurred losses from operations.  These factors raise substantial doubt about the Company’s ability to continue as a going concern.  Management’s plans with regard to these matters are described in Note 2. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Maddox Ungar Silberstein, PLLC

Bingham Farms, Michigan
January 19, 2010

JUMPKICKS, INC.
(A Development Stage Company)
Balance Sheets
As of October 31, 2009 and 2008 (restated)

ASSETS
	October 31, 2009	October 31, 2008 (restated)
CURRENT ASSETS

Cash	$282	$3,370
Accounts receivable	150	-
Total Current Assets	432	3,370

PROPERTY AND EQUIPMENT, net	3,521	4,733

TOTAL ASSETS	$3,953	$8,103

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

CURRENT LIABILITIES
Accounts payable and accrued expenses	$8,746	$7,546
Shareholder loan	11,500	-

Total Liabilities	20,246	7,546

STOCKHOLDERS' EQUITY (DEFICIT)

Preferred stock - $0.001 par value, 10,000,000 shares authorized; no shares issued and outstanding	-	-
Common stock - $0.001 par value; 90,000,000 shares authorized; 10,860,000 shares issued and outstanding	10,860	10,860
Additional paid in capital	16,340	16,340
Deficit accumulated during the development stage	(43,493)	(26,643)
Total Stockholders' Equity (Deficit)	(16,293)	557

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)	$3,953	$8,103

The accompanying notes are an integral part of these financial statements.

JUMPKICKS, INC.
(A Development Stage Company)
Statements of Operations
For the Years Ended October 31, 2009 and 2008 (restated)
For the Period from August 3, 2007 (Inception) through October 31, 2009

	For the Year Ended October 31, 2009	For the Year Ended October 31, 2008 (restated)	For the Period from August 3, 2007 (Inception) through October 31, 2009

REVENUES	$1,015	$140	$1,226
COST OF GOODS SOLD	1,165	404	1,614
GROSS PROFIT	(150)	(264)	(388)

OPERATING EXPENSES
Depreciation expense	1,212	1,212	2,525
Professional fees	14,907	19,648	35,364
General and administrative	581	1,870	5,334

TOTAL OPERATING EXPENSES	16,700	22,730	43,223

LOSS FROM OPERATIONS	(16,850)	(22,994)	(43,611)

OTHER INCOME
Interest income	-	118	118

TOTAL OTHER INCOME	-	118	118

LOSS BEFORE INCOME TAXES	(16,850)	(22,876)	(43,493)
INCOME TAX EXPENSE	-	-	-

NET LOSS	$(16,850)	$(22,876)	$(43,493)

NET LOSS PER SHARE: BASIC AND DILUTED	$(0.00)	$(0.00)

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING: BASIC AND DILUTED	10,860,000	10,860,000

The accompanying notes are an integral part of these financial statements.

JUMPKICKS, INC.
(A Development Stage Company)
Statement of Stockholders' Equity (Deficit)
As of October 31, 2009

	Common Stock		Additional Paid-in	Deficit Accumulated during the Development
	Shares	Amount	Capital	Stage	Total

Balance August 3, 2007	-	$-	$-	$-	$-

Common stock issued for cash at $0.001 per share	10,000,000	10,000	-	-	10,000

Common stock issued for cash at $0.02 per share	860,000	860	16,340	-	17,200

Net loss for the period ended October 31, 2007	-	-	-	(3,767)	(3,767)

Balance, October 31, 2007	10,860,000	10,860	16,340	(3,767)	23,433

Net loss for the year ended October 31, 2008 (restated)	-	-	-	(22,876)	(22,876)

Balance, October 31, 2008 (restated)	10,860,000	10,860	16,340	(26,643)	557

Net loss for the year ended October 31, 2009	-	-	-	(16,850)	(16,850)

Balance, October 31, 2009	10,860,000	$10,860	$16,340	$(43,493)	$(16,293)

The accompanying notes are an integral part of these financial statements.

JUMPKICKS, INC.
(A Development Stage Company)
Statements of Cash Flows
For the Years Ended October 31, 2009 and 2008 (restated)
For the Period from August 3, 2007 (Inception) through October 31, 2009

	For the Year Ended October 31, 2009	For the Year Ended October 31, 2008 (restated)	For the Period from August 3, 2007 (Inception) through October 31, 2009
OPERATING ACTIVITIES
Net loss for the period	$(16,850)	$(22,876)	$(43,493)
Adjustments to reconcile net loss to net cash used by operating activities:
Depreciation expense	1,212	1,212	2,525
Changes in operating assets and liabilities:
Changes in inventory	-	-	-
Changes in accounts receivable	(150)	-	(150)
Changes in accounts payable	1,200	7,302	8,746

Net Cash Used in Operating Activities	(14,588)	(14,362)	(32,372)

INVESTING ACTIVITIES
Purchase of property and equipment	-	-	(6,046)

Net Cash Used in Investing Activities	-	-	(6,046)

FINANCING ACTIVITIES
Loans from shareholder	11,500	-	11,500
Proceeds from common stock issued	-	-	27,200

Net Cash Provided by Financing Activities	11,500	-	38,700

NET INCREASE (DECREASE) IN CASH	(3,088)	(14,362)	282

CASH AT BEGINNING OF PERIOD	3,370	17,732	-

CASH AT END OF PERIOD	$282	$3,370	$282

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid for interest	$-	$-	$-
Cash paid for income taxes	$-	$-	$-

The accompanying notes are an integral part of these financial statements.

JUMPKICKS, INC.
 (A DEVELOPMENT STAGE COMPANY)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
OCTOBER 31, 2009

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Business
Jumpkicks, Inc. “the Company” was incorporated in the State of Delaware on August 3, 2007.  The Company is engaged in retail sales of martial arts related equipment and services.

Cash and Cash Equivalents
For purposes of the Statement of Cash Flows, the Company considers all highly liquid instruments purchased with a maturity of three months or less to be cash equivalents to the extent the funds are not being held for investment purposes.

The Company's bank accounts are deposited in insured institutions. The funds are insured up to $250,000.   At October 31, 2009 and 2008 the Company's bank deposits did not exceed the insured amounts.

Basic Income (Loss) Per Share
Basic income (loss) per share is calculated by dividing the Company’s net loss applicable to common shareholders by the weighted average number of common shares during the period. Diluted earnings per share is calculated by dividing the Company’s net income available to common shareholders by the diluted weighted average number of shares outstanding during the year. The diluted weighted average number of shares outstanding is the basic weighted number of shares adjusted for any potentially dilutive debt or equity. There were no such common stock equivalents outstanding as of October 31, 2009.

Dividends
The Company has not adopted any policy regarding payment of dividends. No dividends have been paid during any of the periods shown.

Income Taxes
The Company provides for income taxes using an asset and liability approach. Deferred tax assets and liabilities are recorded based on the differences between the financial statement and tax bases of assets and liabilities and the tax rates in effect when these differences are expected to reverse. The Company’s predecessor operated as entity exempt from Federal and State income taxes.

Deferred tax assets by a valuation allowance if, based on the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.

Accounting Basis
The basis is accounting principles generally accepted in the United States of America.  The Company has adopted an October 31 fiscal year end.

JUMPKICKS, INC.
 (A DEVELOPMENT STAGE COMPANY)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
OCTOBER 31, 2009

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Impairment of Long-Lived Assets
The Company continually monitors events and changes in circumstances that could indicate carrying amounts of long-lived assets may not be recoverable. When such events or changes in circumstances are present, the Company assesses the recoverability of long-lived assets by determining whether the carrying value of such assets will be recovered through undiscounted expected future cash flows. If the total of the future cash flows is less than the carrying amount of those assets, the Company recognizes an impairment loss based on the excess of the carrying amount over the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or the fair value less costs to sell.

Advertising Costs
The Company’s policy regarding advertising is to expense advertising when incurred. The Company incurred advertising expense of $-0- during the years ended October 31, 2009 and 2008.

Recent Accounting Pronouncements
In May 2009, the FASB issued SFAS 165 (ASC 855-10) entitled “Subsequent Events”.  Companies are now required to disclose the date through which subsequent events have been evaluated by management. Public entities (as defined) must conduct the evaluation as of the date the financial statements are issued, and provide disclosure that such date was used for this evaluation. SFAS 165 (ASC 855-10) provides that financial statements are considered “issued” when they are widely distributed for general use and reliance in a form and format that complies with GAAP. SFAS 165 (ASC 855-10)  is effective for interim and annual periods ending after June 15, 2009 and must be applied prospectively. The adoption of SFAS 165 (ASC 855-10) during the quarter ended September 30, 2009 did not have a significant effect on the Company’s financial statements as of that date or for the quarter or year-to-date period then ended. In connection with preparing the accompanying unaudited financial statements as of September 30, 2009 and for the quarter and nine month period ended September 30, 2009, management evaluated subsequent events through the date that such financial statements were issued (filed with the SEC)..

In June 2009, the FASB issued SFAS 168, The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles. (“SFAS 168” pr ASC 105-10) SFAS 168 (ASC 105-10) establishes the Codification as the sole source of authoritative accounting principles recognized by the FASB to be applied by all nongovernmental entities in the preparation of financial statements in conformity with GAAP. SFAS 168 (ASC 105-10) was prospectively effective for financial statements issued for fiscal years ending on or after September 15, 2009 nd interim periods within those fiscal years. The adoption of SFAS 168 (ASC 105-10) on July 1, 2009 did not impact the Company’s results of operations or financial condition. The Codification did not change GAAP, however, it did change the way GAAP is organized and presented.

JUMPKICKS, INC.
 (A DEVELOPMENT STAGE COMPANY)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
OCTOBER 31, 2009

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Recent Accounting Pronouncements (ontinued)
As a result, these changes impact how companies reference GAAP in their financial statements and in their significant accounting policies. The Company implemented the Codification in this Report by providing references to the Codification topics alongside references to the corresponding standards.

With the exception of the pronouncements noted above, no other accounting standards or interpretations issued or recently adopted are expected to have a material impact on the Company’s financial position, operations or cash flows.

Use of Estimates
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date the financial statements and the reported amount of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

Stock-Based Compensation
As of October 31, 2009, the Company has not issued any stock-based payments to its employees.

The Company uses the modified prospective method of accounting for stock-based compensation. Under this transition method, stock compensation expense includes compensation expense for all stock-based compensation awards granted on or after January 1, 2006, based on the estimated grant-date fair value.

Revenue Recognition
The Company recognizes revenue when products are fully delivered or services have been provided and collection is reasonably assured.

NOTE 2 – GOING CONCERN

The accompanying financial statements have been prepared in conformity with generally accepted accounting principle, which contemplate continuation of the Company as a going concern.  However, the Company has accumulated deficit of $43,493 as of October 31, 2009.  The Company currently has negative liquidity, and has not completed its efforts to establish a stabilized source of revenues sufficient to cover operating costs over an extended period of time which raises substantial doubt about its ability to continue as a going concern.

Management anticipates that the Company will be dependent, for the near future, on additional investment capital to fund operating expenses The Company plans to position itself so that it may be able to raise additional funds through the capital markets. In light of management’s efforts, there are no assurances that the Company will be successful in this or any of its endeavors or become financially viable and continue as a going concern.

JUMPKICKS, INC.
 (A DEVELOPMENT STAGE COMPANY)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
OCTOBER 31, 2009

NOTE 3 – COMMON STOCK

During 2007, the Company received $10,000 from its founders for 10,000,000 shares of its common stock. The Company also received $17,200 in a private placement of its shares at $0.02 per share for 860,000 shares.

The Company did not issue any additional stock during the years ended October 31, 2009 and 2008

There were 10,860,000 shares of common stock issued and outstanding as of October 31, 2009 and 2008.

NOTE 4 – PROPERTY AND EQUIPMENT

The Company purchased property and equipment totaling $6,046 during the period ended October 31, 2007.  The equipment is being depreciated over 5 years.  Depreciation expense was $1,212 for the years ended October 31, 2009 and 2008, respectively.

	2009	2008
Office equipment	$431	$431
Computer equipment	5,615	5,615
Accumulated depreciation	(2,525)	(1,313)
Net Book Value	$3,521	$4,733

NOTE 5 – ACCOUNTS PAYABLE AND ACCRUED EXPENSES

Accounts payable and accrued expenses consisted of the following as of October 31 2009 and 2008:

	2009	2008
Accrued accounting	$3,795	$1,000
Accrued legal	4,951	2,546
Accrued regulatory	0	4,000
Total Accrued Expenses	$8,746	$7,546

NOTE 6 – SHAREHOLDER LOAN

During the year ended October 31, 2009 a shareholder of the Company loaned $11,500 to the Company to cover certain operating expenses and fund the bank account.  The loan is unsecured, interest free and due on demand.

JUMPKICKS, INC.
 (A DEVELOPMENT STAGE COMPANY)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
OCTOBER 31, 2009

NOTE 7 – INCOME TAXES

The provision for Federal income tax consists of the following:

	October 31, 2009	October 31, 2008
Refundable Federal income tax attributable to:
Current Operations	$5,729	$7,778
Less: valuation allowance	(5,729)	(7,778)
Net provision for Federal income taxes	$-	$-

The cumulative tax effect at the expected rate of 34% of significant items comprising our net deferred tax amount is as follows:

	October 31, 2009	October 31, 2008
Deferred tax asset attributable to:
Net operating loss carryover	$14,788	$9,059
Less: valuation allowance	(14,788)	(9,059)
Net deferred tax asset	$-	$-

Due to the change in ownership provisions of the Tax Reform Act of 1986, net operating loss carry forwards of $43,493 for federal income tax reporting purposes are subject to annual limitations. Should a change in ownership occur net operating loss carry forwards may be limited as to use in future years.

NOTE 8 – COMMITMENTS

The Company neither owns nor leases any real or personal property. An officer has provided office services without charge.  There is no obligation for the officer to continue this arrangement.  Such costs are immaterial to the financial statements and accordingly are not reflected herein.  The officers and directors are involved in other business activities and most likely will become involved in other business activities in the future.

NOTE 9 – SUBSEQUENT EVENTS

In accordance with SFAS 165 (ASC 855-10) the Company has analyzed its operations subsequent to October 31, 2009 and has determined that it does not have any material subsequent events to disclose in these financial statements.

JUMPKICKS, INC.
 (A DEVELOPMENT STAGE COMPANY)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
OCTOBER 31, 2009

NOTE 10 – CORRECTION OF AN ACCOUNTING ERROR

The October 31, 2008 balance sheet has been restated to correct an unrecorded liability of a $1,000.

The October 31, 2008 statement of operations has been restated to reflect the increase in operating expenses due to the unrecorded $1,000 expense.

The October 31, 2008 statement of cash flows has been corrected to account for the corrections in the balance sheet and statement of operations discussed above.

Year Ended October 31, 2008
Balance Sheet
Total Assets
Before	$8,103
After	$8,103
Current Liabilities
Before	$6,546
After	$7,546
Accumulated Deficit
Before	$25,643
After	$26,643
Statement of Operations
Net Revenues
Before	$140
After	$140
Cost of Sales
Before	$404
After	$404
Operating Expenses
Before	$21,730
After	$22,730
Net Loss from Operations
Before	$(21,994)
After	$(22,994)
Net Loss
Before	$(21,876)
After	$(22,876)

JUMPKICKS, INC.
 (A DEVELOPMENT STAGE COMPANY)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
OCTOBER 31, 2009

NOTE 10 – CORRECTION OF AN ACCOUNTING ERROR (CONTINUED)

Statement of Cash Flows
Cash flows used in operating activities
Before	$(14,362)
After	$(14,362)
Cash flows used in investing activities
Before	$0
After	$0
Cash flows from financing activities
Before	$0
After	$0

Changes In and Disagreements with Accountants

On August 6, 2009, Moore & Associates Chartered resigned as our independent registered public account firm. On September 13, 2009, we engaged Silberstein Ungar, PLLC (then known as Maddox Ungar Silberstein, PLLC), as our new independent registered public account firm. Our Board of Directors approved of the dismissal of Moore & Associates, Chartered and the engagement of Silberstein Ungar, PLLC as our independent auditor. None of the reports of Moore & Associates, Chartered on the Company's financial statements for either of the past two years or subsequent interim period contained an adverse opinion or disclaimer of opinion, or was qualified or modified as to uncertainty, audit scope or accounting principles, except that our audited financial statements contained in its Form 10-K for the fiscal year ended October 31, 2008 a going concern qualification in the registrant's audited financial statements.

The PCAOB revoked the registration of Moore and Associates, Chartered on August 27, 2009 because of violation of PCAOB rules and auditing standards in auditing financial statements, PCAOB rules and quality control standards, and Section 10(b) of the Securities Exchange Act of 1934 and Rule 10-5 thereunder, and noncooperation with a Board investigation.

During our two most recent fiscal years and the subsequent interim periods thereto, there were no disagreements with Moore and Associates, Chartered whether or not resolved, on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to Moore and Associates, Chartered's satisfaction, would have caused it to make reference to the subject matter of the disagreement in connection with its report on the registrant's financial statements.

On September 13, 2009, we engaged Silberstein Ungar, PLLC as our independent accountant. During the two most recent fiscal years and the interim periods preceding the engagement, the registrant has not consulted Silberstein Ungar, PLLC regarding any of the matters set forth in Item 304(a)(1)(v) of Regulation S-K.

Available Information

We have filed a registration statement on form S-1 under the Securities Act of 1933 with the Securities and Exchange Commission with respect to the shares of our common stock offered through this prospectus.  This prospectus is filed as a part of that registration statement, but does not contain all of the information contained in the registration statement and exhibits.  Statements made in the registration statement are summaries of the material terms of the referenced contracts, agreements or documents of the company.  We refer you to our registration statement and each exhibit attached to it for a more detailed description of matters involving the company, and the statements we have made in this prospectus are qualified in their entirety by reference to these additional materials.  You may inspect the registration statement, exhibits and schedules filed with the Securities and Exchange Commission at the Commission's principal office in Washington, D.C.  Copies of all or any part of the registration statement may be obtained from the Public Reference Section of the Securities and Exchange Commission, 100 F. Street, N.E. Washington, D.C. 20549.  Please Call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms.  The Securities and Exchange Commission also maintains a Web Site at http://www.sec.gov that contains reports, proxy Statements and information regarding registrants that files electronically with the Commission.  Our registration statement and the referenced exhibits can also be found on this site.

If we are not required to provide an annual report to our security holders, we intend to still voluntarily do so when otherwise due, and will attach audited financial statements with such report.

Until ________________, all dealers that effect transactions in these securities whether or not participating in this offering may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

Part II

Information Not Required In the Prospectus

Item 13. Other Expenses of Issuance and Distribution

The estimated costs of this offering are as follows:

Securities and Exchange Commission registration fee	$1
Federal Taxes	$0
State Taxes and Fees	$0
Listing Fees	$0
Printing and Engraving Fees	$1,000
Transfer Agent Fees	$1,000
Accounting fees and expenses	$15,000
Legal fees and expenses	$10,000
Total	$27,001

All amounts are estimates.

We are paying all expenses of the offering listed above.  No portion of these expenses will be borne by the selling shareholders.  The selling shareholders, however, will pay any other expenses incurred in selling their common stock, including any brokerage commissions or costs of sale.

Item 14. Indemnification of Directors and Officers

Our officers and directors are indemnified as provided by Delaware General Corporation Law and our bylaws.

Under the governing Delaware General Corporation Law, director immunity from liability to a company or its shareholders for monetary liabilities applies automatically unless it is specifically limited by a company's Certificate of Incorporation.  Our Certificate of Incorporation does not contain any limiting language regarding director immunity from liability.  Excepted from this immunity are:

1.	a willful failure to deal fairly with the company or its shareholders in connection with a matter in which the director has a material conflict of interest;

2.	a violation of criminal law (unless the director had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful);

3.	a transaction from which the director derived an improper personal profit; and

4.	willful misconduct.

Our bylaws provide that we will indemnify our directors and officers to the fullest extent not prohibited by Delaware General Corporation Law; provided, however, that we may modify the extent of such indemnification by individual contracts with our directors and officers; and, provided, further, that we shall not be required to indemnify any director or officer in connection with any proceeding (or part thereof) initiated by such person unless:

1.	such indemnification is expressly required to be made by law;

2.	the proceeding was authorized by our Board of Directors;

3.	such indemnification is provided by us, in our sole discretion, pursuant to the powers vested us under Delaware law; or;

4.	such indemnification is required to be made pursuant to the bylaws.

Our bylaws provide that we will advance to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer, of the company, or is or was serving at the request of the company as a director or executive officer of another company, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding, promptly following request therefore, all expenses incurred by any director or officer in connection with such proceeding upon receipt of an undertaking by or on behalf of such person to repay said amounts if it should be determined ultimately that such person is not entitled to be indemnified under our bylaws or otherwise.

Our bylaws provide that no advance shall be made by us to an officer of the company, except by reason of the fact that such officer is or was a director of the company in which event this paragraph shall not apply, in any action, suit or proceeding, whether civil, criminal, administrative or investigative, if a determination is reasonably and promptly made: (a) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to the proceeding, or (b) if such quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, that the facts known to the decision-making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the company.

Item 15. Recent Sales of Unregistered Securities

We issued 10,000,000 shares of common stock on August 3, 2007, to Mr. Richard Douglas, our president. These shares were issued pursuant to Regulation S of the Securities Act of 1933 (the "Securities Act") at a price of $0.001 per share, for total proceeds of $10,000. These shares were issued pursuant to Section 4(2) of the Securities Act of 1933 and are restricted shares as defined in the Securities Act.  We did not engage in any general solicitation or advertising.  We issued the stock certificates and affixed the appropriate legends to the restricted stock.

On October 31, 2007, we completed an offering of shares of our common stock to a total of thirty-four (34) purchasers in an offering under Rule 504 of Regulation D of the Securities Act of 1933. The identity of all thirty-four purchasers is included in the selling shareholder table set forth above. Upon closing, we issued 860,000 shares of our restricted common stock at the price of $0.02 per share for total proceeds of $17,200. Each purchaser represented his intention to acquire the securities for investment only and not with a view toward distribution. We did not engage in any public solicitation or general advertising. Each investor was given adequate access to sufficient information about us to make an informed investment decision. None of the securities were sold through an underwriter and accordingly, there were no underwriting discounts or commissions involved. No registration rights were granted to any of the purchasers. We issued the stock certificates and affixed the appropriate legends to the restricted stock.

Item 16. Exhibits

Exhibit Number	Description
3.1	Articles of Incorporation, as amended(1)
3.2	By-Laws(1)
5.1	Opinion of Cane Clark, LLP., with consent to use(1)
23.1	Consent of Silberstein Ungar, PLLC (formerly known as Maddox Ungar Silberstein, PLLC)
24.1	Power of Attorney (see attached signature page)
(1) Incorporated by reference to same exhibit filed with the Company’s Form SB-2 Registration Statement on January 28, 2008.

Item 17. Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:  (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser,

(a) If the Company is relying on Rule 430B:

i. Each prospectus filed by the Company pursuant to Rule 424(b)(3) shall be deemed  to be  part of the  registration  statement  as of the  date  the  filed prospectus was deemed part of and included in the registration statement; and

ii.  Each  prospectus  required  to be filed  pursuant  to Rule  424(b)(2), (b)(5),  or (b)(7) as part of a registration  statement in reliance on Rule 430B relating to an offering made pursuant to Rule  415(a)(1)(i),  (vii),  or (x) for the  purpose of  providing  the  information  required  by section  10(a) of the Securities  Act shall be deemed to be part of and  included in the  registration statement  as of the earlier of the date such form of  prospectus  is first used after  effectiveness  or the date of the first contract of sale of securities in the  offering  described  in the  prospectus.  As  provided  in Rule  430B,  for liability  purposes  of the  issuer  and any  person  that  is at  that  date an underwriter,  such  date  shall  be  deemed  to be a new  effective  date of the registration  statement relating to the securities in the registration statement to which that  prospectus  relates,  and the offering of such securities at that time shall be deemed to be the initial  bona fide  offering  thereof;  provided, however,  that no statement made in a registration  statement or prospectus that is part of the  registration  statement  or made in a document  incorporated  or deemed  incorporated by reference into the registration  statement or prospectus that is part of the  registration  statement will, as to a purchaser with a time of  contract  of sale  prior to such  effective  date,  supersede  or modify any statement  that was made in the  registration  statement or prospectus  that was part of the  registration  statement  or made in any such  document  immediately prior to such effective date; or

(b) If the Company is subject to Rule 430C:

Each  prospectus  filed  pursuant to Rule 424(b) as part of a  registration statement relating to an offering, other than registration statements relying on Rule 430B or other than  prospectuses  filed in reliance on Rule 430A,  shall be deemed to be part of and included in the  registration  statement as of the date it is first used after effectiveness;  provided, however, that no statement made in a  registration  statement  or  prospectus  that is part of the  registration statement or made in a document incorporated or deemed incorporated by reference into the  registration  statement or prospectus that is part of the registration statement  will, as to a purchaser with a time of contract of sale prior to such first use,  supersede or modify any statement that was made in the  registration statement or prospectus that was part of the  registration  statement or made in any such document  immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of securities:  The undersigned registrant undertakes that in a primary offering of securities of the registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer and sell such securities to the purchaser: (i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424; (ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant; (iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and (iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)  Insofar as Indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provision, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Henderson, Nevada on August 9 , 2010.

Jumpkicks, Inc.

By: /s/ Richard Douglas
Richard Douglas
President, Chief Executive Officer, Principal Executive Officer,Chief Financial Officer, Principal Financial Officer, Principal Accounting Officer and Sole Director

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

By: /s/ Richard Douglas
Richard Douglas
President, Chief Executive Officer, Principal Executive Officer,Chief Financial Officer, Principal Financial Officer, Principal Accounting Officer and Sole Director
August 9, 2010

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Richard Douglas as his true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or any of them, or of their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates stated.

By: /s/ Richard Douglas

Richard Douglas
President, Chief Executive Officer, Principal Executive Officer,Chief Financial Officer, Principal Financial Officer, Principal Accounting Officer and Director
August 9, 2010